Exhibit (b)(1)

Execution Version

WELLS FARGO BANK, NATIONAL ASSOCIATION	BANK OF AMERICA, N.A.
One Boston Place, 19th Floor	BOFA SECURITIES, INC.
Boston, MA 02108	One Bryant Park
New York, NY 10036

CARLYLE GLOBAL CREDIT INVESTMENT MANAGEMENT L.L.C. 520 Madison Ave., 40th Floor New York, NY 10022	PATHLIGHT CAPITAL FUND I LP 18 Shipyard Drive Hingham, MA 02043

CONFIDENTIAL

June 6, 2019

Chapters Holdco Inc.

c/o Elliott Management Corporation

40 West 57th Street

New York, New York 10019

Attention: Elliot Greenberg

Email:            egreenberg@elliottmgmt.com

Project Page
Commitment Letter

Ladies and Gentlemen:

You have advised Wells Fargo Bank, National Association (“Wells Fargo”), Bank of America, N.A. (“BANA”), BofA Securities, Inc. (“BofA”), Carlyle Global Credit Investment Management L.L.C. (“Carlyle”) and Pathlight Capital Fund I LP (“Pathlight”, and together with Wells Fargo, BANA, BofA and Carlyle, “we”, “us” or the “Commitment Parties”) that Chapters Holdco Inc., a newly formed Delaware corporation (“Holdings”) and Chapters Merger Sub Inc., a newly formed Delaware corporation and a wholly-owned subsidiary of Holdings (“Newco” or “you”), each formed at the direction of, and to be controlled directly or indirectly by, Elliott Capital Management (together with certain of its respective affiliates, the “Sponsor”), together with certain other investors arranged by and/or designated by the Sponsor (including members of management of the Company (as defined below)) (collectively with the Sponsor, the “Investors”), intends to acquire (the “Acquisition”), directly or indirectly, all of the outstanding equity interests of the company previously identified by you to us as “Page” (collectively, the “Company”) pursuant to the Acquisition Agreement (as defined in

Exhibit A hereto).  You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summaries of Principal Terms and Conditions attached hereto as Exhibit B (the “ABL Revolving Facility Term Sheet”) or the Summaries of Principal Terms and Conditions attached hereto as Exhibit C (the “FILO Facility Term Sheet”, and the ABL Revolving Facility Term Sheet together with the FILO Facility Term Sheet, the “Term Sheets”) (this commitment letter, the Transaction Description, the Term Sheets and the Summary of Additional Conditions attached hereto as Exhibit D, collectively, the “Commitment Letter”).  All references to “dollars” or “$” in this Commitment Letter are references to United States dollars.

1.                                      Commitments.

In connection with the Transactions, in each case subject only to the satisfaction or waiver of the conditions expressly referenced in Section 6 hereof, (a) Wells Fargo hereby commits to provide (i) 60% of the entire aggregate principal amount of the ABL Revolving Facility (as defined in Exhibit A) and (ii) 40% of the entire aggregate principal amount of the FILO Facility (as defined in Exhibit A) (the ABL Revolving Facility together with the FILO Facility, the “Senior Secured Facility”), (b) BANA hereby commits to provide 40% of the entire aggregate principal amount of the ABL Revolving Facility, (c) Carlyle hereby commits to provide 30% of the entire aggregate principal amount of the FILO Facility and (d) Pathlight hereby commits to provide 30% of the entire aggregate principal amount of the FILO Facility.

Wells Fargo, BANA, Carlyle and Pathlight, together with any other initial lender that becomes a party hereto pursuant to the first proviso in Section 2 hereof, are referred to collectively as the “Initial Lenders” and each as an “Initial Lender.”

2.                                      Titles and Roles.

It is agreed that (i) Wells Fargo and BofA will each act as a joint lead arranger and a joint bookrunner for the Senior Secured Facility (together with any other joint bookrunners appointed pursuant to this paragraph, each a “Joint Bookrunner” and, collectively, the “Joint Bookrunners”), (ii) Wells Fargo will act as administrative agent and collateral agent for the Senior Secured Facility (in such capacity, the “Administrative Agent”).  It is further agreed that (i) Wells Fargo shall have “left side” designation, shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Senior Secured Facility and shall hold the leading role and responsibility customarily associated with such “left side” placement and (ii) BofA will have placement immediately to the “right” of Wells Fargo on any Information Materials and all other offering or marketing materials in respect of the Senior Secured Facility and shall hold the role and responsibility customarily associated

2

with such placement. You agree that no other agents, co-agents, joint lead arrangers, arrangers, joint bookrunners, bookrunners or managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letters referred to below) will be required to be paid to any Lender (as defined below) expressly in order to obtain its commitment to participate in the Senior Secured Facility unless you and we shall so agree; provided that on or prior to the date that is 15 days after the date hereof, you may appoint up to two additional agents, co-agents, joint lead arrangers, arrangers, joint bookrunners, bookrunners or managers for the Senior Secured Facility and award such additional titles in a manner and with economics determined by you in consultation with the Joint Bookrunners (it being understood that, to the extent you appoint additional agents, co-agents, joint lead arrangers, arrangers, joint bookrunners, bookrunners or managers or confer other titles in respect of the Senior Secured Facility, such financial institution or affiliates thereof shall (x) commit to providing a percentage of the aggregate principal amount of the ABL Revolving Facility at least commensurate with the economics and fees awarded to such financial institution and its affiliates in respect of the ABL Revolving Facility and/or (y) commit to providing a percentage of the aggregate principal amount of the FILO Facility at least commensurate with the economics and fees awarded to such financial institution and its affiliates in respect of the FILO Facility, and, in the case of clause (x) above and/or clause (y) above, as applicable, the commitments of the Initial Lenders (other than Carlyle and Pathlight) in respect of the ABL Revolving Facility and/or the FILO Facility, as applicable, will be reduced by the amount of the commitments of such appointed entities (or their relevant affiliates) with respect to the ABL Revolving Facility and/or the FILO Facility, as applicable, with such reduction allocated to reduce the commitments of the Initial Lenders (other than Carlyle and Pathlight) holding commitments in respect of the ABL Revolving Facility and/or the FILO Facility, as applicable, at such time on a pro rata basis according to the respective amounts of their commitments upon the execution by such financial institution (and any relevant affiliate) of customary joinder documentation or an amendment to this Commitment Letter and the Arranger Fee Letter and, thereafter, each such financial institution (and any relevant affiliate) shall constitute a “Commitment Party” and “Joint Bookrunner” hereunder and it or its relevant affiliate providing such commitment shall constitute an “Initial Lender” hereunder); provided further that (x) in no event shall Wells Fargo and BofA receive collectively, in the aggregate, less than 80.0% of the economics it is entitled to under this Commitment Letter and the Arranger Fee Letter (each as in effect as of the date hereof) with respect to its economics in respect of the ABL Revolving Facility and (y) in no event shall Wells Fargo receive, in the aggregate, less than 50.0% of the economics it is entitled to under this Commitment Letter and the Arranger Fee Letter (each as in effect as of the date hereof) with respect to its economics in respect of the FILO Facility, it being understood and agreed that the foregoing permitted reductions of commitments and economics under the FILO Facility shall not be applicable to Carlyle or Pathlight. For the avoidance of doubt, we agree that the commitments of any additional agents, co-agents, joint lead arrangers, arrangers, joint

3

bookrunners, bookrunners or managers for the Senior Secured Facility need not be pro rata across the ABL Revolving Facility and the FILO Facility. We agree to execute such customary joinder agreements and amendments to this Commitment Letter as you may reasonably request and that are reasonably acceptable to us in connection with your appointment rights pursuant to this Section 2.

3.                                      Syndication.

The Joint Bookrunners reserve the right, prior to or after the Closing Date (as defined below), but subject to the limitations set forth herein, to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks and financial institutions (together with the Initial Lenders, the “Lenders”) identified by the Joint Bookrunners in consultation with you and acceptable to you (in the case of a commercial bank having consolidated combined capital and surplus of at least $5.0 billion, not to be unreasonably withheld); provided that (a) we agree not to syndicate our commitments to (i) competitors of the Borrowers (as defined in Exhibit B hereto), the Company and their respective subsidiaries specified to us by you or the Sponsor in writing from time to time, (ii) certain banks, financial institutions, other institutional lenders and other entities, in each case, that have been specified to us by you or the Sponsor in writing on or prior to the date hereof and, with the consent of the Joint Bookrunners, updated prior to the commencement of the general syndication of the Senior Secured Facility and (iii)  as to any entity referenced in each case of clauses (i) and (ii) above (the “Primary Disqualified Lender”), any of such Primary Disqualified Lender’s known affiliates or affiliates readily identifiable by name and to the extent such affiliates are not bona fide debt funds or investment vehicles primarily engage in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business (clauses (i), (ii) and (iii) above collectively, the “Disqualified Lenders”; provided that any supplemental designation shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Senior Secured Facility or commitments that was effective prior to the effective date of such designation) and that no Disqualified Lenders may become Lenders and (b) notwithstanding the Joint Bookrunners’ right to syndicate the Senior Secured Facility and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Senior Secured Facility on the date of the consummation of the Acquisition with the proceeds of the initial funding under the Senior Secured Facility (the date of such funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Senior Secured Facility, including its commitments in respect thereof, until after the initial funding under the Senior Secured Facility on the Closing Date has occurred, (ii) no assignment or novation shall become effective (as between you and the Initial Lenders) with respect to all or any portion of any Initial Lender’s commitments in respect of the Senior Secured Facility until the initial funding of the Senior Secured Facility has occurred and (iii) unless you otherwise agree in writing, each Initial Lender shall retain

4

exclusive control over all rights and obligations with respect to its commitments in respect of the Senior Secured Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding under the Senior Secured Facility on the Closing Date has occurred.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Senior Secured Facility and in no event shall the commencement or successful completion of syndication of the Senior Secured Facility, or the obtaining of ratings, constitute a condition to the availability of the Senior Secured Facility on the Closing Date.  The Joint Bookrunners may commence syndication efforts promptly upon the execution by you of this Commitment Letter and as part of their syndication efforts it is their intent to have Lenders commit to the Senior Secured Facility prior to the Closing Date (subject to the limitations set forth in the preceding paragraph).  Until the earlier of (i) the date upon which a Successful Syndication (as defined in the Arranger Fee Letter referred to below) is achieved and (ii) the 60th day after the Closing Date (such earlier date, the “Syndication Date”), you agree to assist the Joint Bookrunners (and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, to use commercially reasonable efforts to cause the Company to assist) in completing a syndication that is reasonably satisfactory to us and you.  Such assistance shall be limited to (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsor and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, the Company’s existing lending and investment banking relationships, (b) your providing direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of you and the Sponsor, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to facilitate such contact between appropriate members of senior management of the Company, on the one hand, and the proposed Lenders, on the other hand to the extent practical and appropriate and not in contravention of the Acquisition Agreement), in all such cases at times mutually agreed upon, (c) your assistance (including the use of commercially reasonable efforts to cause the Company to assist to the extent practical and appropriate and not in contravention of the Acquisition Agreement) in the preparation of the Information Materials and other customary offering and marketing materials to be used in connection with the syndication (it being understood and agreed that you shall use your commercially reasonable efforts to provide the applicable Joint Bookrunners with a period of, on or prior to the Closing Date, no less than fifteen consecutive business days following receipt of the Information Memorandum (as defined below) in a form customarily delivered in connection with senior secured bank financings and asset based loan financings of this type to syndicate the Senior Secured Credit Facility; provided that (A) July 3, 2019 and July 5, 2019 shall not be considered business days for purposes of

5

such period and (B) if such 15 consecutive business day period shall not have fully elapsed on or prior to August 16, 2019, then such 15 consecutive business day period shall commence no earlier than September 3, 2019), (d) your using commercially reasonable efforts to cause the Company (to the extent practical and appropriate and not in contravention of the Acquisition Agreement) to cooperate in the completion by the Administrative Agent of a field examination and inventory appraisal with respect to the Company and its subsidiaries prior to the launch of syndication of the Senior Secured Facilities, (e) the hosting, with the Joint Bookrunners, of a reasonable number of meetings to be mutually agreed of prospective Lenders at a time and location to be mutually agreed upon (and your using commercially reasonable efforts to cause certain officers of the Company to be available for such meeting to the extent practical and appropriate and not in contravention of the Acquisition Agreement) and (f) prior to the Syndication Date, there being no competing issues, offerings or placements of debt securities or commercial bank or other syndicated credit facilities by or on behalf of you, or any of your subsidiaries (and your using commercially reasonable efforts to ensure there are no competing issues, offerings or placements of debt securities or commercial bank or other syndicated credit facilities by or on behalf of the Company and its subsidiaries to the extent practical and appropriate and not in contravention of the Acquisition Agreement) being offered, placed or arranged (other than the Senior Secured Facility, any replacements, extensions and renewals of existing indebtedness that matures prior to the date that is 60 days following the Closing Date or any other indebtedness of the Company and its subsidiaries permitted to be incurred pursuant to the Acquisition Agreement) without the consent of the Joint Bookrunners, if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Senior Secured Facility (it being understood that the Company’s and its subsidiaries’ ordinary course short term working capital facilities, borrowings under the ABL Precedent (as defined in Exhibit B), and ordinary course capital lease, purchase money and equipment financings will be deemed not to materially impair the syndication of the Senior Secured Facility).  Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, the compliance with any of the other provisions set forth in this Commitment Letter (other than as expressly set forth in paragraph 6 below or Exhibit D hereto) shall not constitute a condition to the commitments hereunder or the funding of the Senior Secured Facility on the Closing Date.

The Joint Bookrunners, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the Senior Secured Facility, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject, in each case, to your consent rights set forth in the second preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.  To assist the Joint

6

Bookrunners in their syndication efforts, you agree to promptly prepare and provide (and to use commercially reasonable efforts to cause the Sponsor and, to the extent practical and appropriate and not in contravention of the Acquisition Agreement, the Company to provide) to us all customary and reasonably available information with respect to you, the Company and each of your and its respective subsidiaries and the Transactions, including customary financial information and projections prepared by the Parent Borrower and reasonably available to you (such projections, including financial estimates, forecasts and other forward-looking information, the “Projections”), as the Joint Bookrunners may reasonably request in connection with the structuring, arrangement and syndication of the Senior Secured Facility.  For the avoidance of doubt, you will not be required to provide (i) any financial information (other than the financial statements referenced in numbered paragraph 4 of Exhibit D hereto) that the Company does not maintain in the ordinary course of business, (ii) any other information not reasonably available to the Company under its current reporting systems or (iii) trade secrets or information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any privilege that may be asserted by, you, the Company or any of your or its respective affiliates; provided that in the event that you do not provide information pursuant to clause (iii) above in reliance on this sentence, you shall provide notice to the Joint Bookrunners that such information is being withheld and you shall use your commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege.  Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Senior Secured Facility shall be those required to be delivered pursuant to paragraph 4 of Exhibit D hereto.

You hereby acknowledge that the Joint Bookrunners will make available Information (as defined below), Projections and other customary offering and marketing material and presentations, including confidential information memoranda to be used in connection with the syndication of the Senior Secured Facility (the “Information Memorandum”) (such Information, Projections, other customary offering and marketing materials and presentations and the Information Memorandum (all of which, when taken as a whole, shall be in form and substance consistent with customary confidential information memoranda and other marketing material for recent transactions of a similar type, as modified to take into account the Transactions), collectively, with the Term Sheets, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online, Debtdomain or by similar electronic means.

4.                                      Information.

You hereby represent and warrant that, (a) to the best of your knowledge as to the Company and its subsidiaries and businesses, all written factual information and written

7

data (other than the Projections and other than information of a general economic or industry specific nature) (the “Information”), that has been or will be made available to any Commitment Party by you or by any of your representatives (including the Sponsor) on your behalf in connection with the Transactions contemplated hereby, when taken as a whole after giving effect to all supplements and updates provided thereto, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any Commitment Party by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material.  You agree that, if at any time prior to the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will (or with respect to the Company and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that (with respect to the Information relating to the Company and its subsidiaries, to the best of your knowledge) such representations and warranties are correct in all material respects under those circumstances.  In arranging and syndicating the Senior Secured Facility, each of the Commitment Parties (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) does not assume responsibility for the accuracy or completeness of the Information or the Projections.  Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters, none of the making of any representation or warranty under this Section 4, any supplement thereto, or the accuracy of any such representation or warranty shall constitute a condition precedent to the availability and initial funding of the Senior Secured Facility on the Closing Date.

5.                                      Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Joint Bookrunners to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Fee Letters dated the date hereof and delivered herewith with respect to the Senior Secured Facility, if and to the extent payable.  Once paid, such fees shall not be refundable under any

8

circumstances except as expressly otherwise agreed in writing. For purposes hereof, (i) “Arranger Fee Letter” means that certain fee letter, dated as of the date hereof, among Holdings, Newco and the Commitment Parties (as the same may be may be further amended, supplemented, amended and restated or otherwise modified from time to time), (ii) “Administrative Agent Fee Letter” means that certain fee letter, dated as of the date hereof among Holdings, Newco and Wells Fargo (as the same may be may be further amended, supplemented, amended and restated or otherwise modified from time to time) and (iii) “Fee Letters” means, collectively, the Arranger Fee Letter and the Administrative Agent Fee Letter.

6.                                      Conditions.

The commitments of the Initial Lenders hereunder to fund the Senior Secured Facility on the Closing Date and the agreements of the Joint Bookrunners to perform the services described herein are subject solely to (a) the conditions set forth in the section entitled “Conditions to Initial Borrowings” in Exhibit B hereto, (b)  the conditions set forth in the section entitled “Conditions to Initial Borrowings” in Exhibit C hereto and (c) the conditions set forth in Exhibit D hereto and, upon satisfaction (or waiver by all Commitment Parties) of such conditions and the conditions in the next succeeding paragraph, the initial funding of the Senior Secured Facility shall occur; it being understood that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letters and the Senior Secured Facility documentation (the “Senior Secured Facility Documentation”).

In addition, the commitments of the Initial Lenders hereunder are subject to (a) the execution and delivery by the Borrowers and the Guarantors (as defined in Exhibit B hereto), as applicable, of, the Senior Secured Facility Documentation, giving due regard to the standard set forth under the heading “Documentation” in Exhibit B, and substantially consistent with the ABL Precedent (as defined in Exhibit B), consistent with this Commitment Letter, the applicable Term Sheet and the Fee Letters, subject to the Conditionality Provision (as defined below) and (b) receipt of customary legal opinions, customary closing certificates, customary evidence of authorization and a solvency certificate in substantially the form of Annex I to Exhibit D hereto (or, at the option of the Parent Borrower, a third-party opinion as to the solvency of the Parent Borrower and its subsidiaries on a consolidated basis, in customary form (including with respect to qualifications and assumptions), issued by a nationally recognized independent investment bank or valuation firm).  Without limiting the conditions precedent to funding provided herein, you and the Joint Bookrunners will cooperate with each other in coordinating the timing and procedures for the funding of the Senior Secured Facility in a manner consistent with the Acquisition Agreement.  We agree that the Senior Secured Facility Documentation will be initially drafted by your counsel.

9

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letters, the Senior Secured Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making of which shall be a condition to the availability and initial funding of the Senior Secured Facility on the Closing Date shall be (A) such of the representations and warranties made with respect to the Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Newco (and its affiliates party thereto) have the right to terminate its (and their) obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such representations and/or warranties in the Acquisition Agreement without liability to Newco (and its affiliates party thereto) (the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) in the Senior Secured Facility Documentation and (ii) the terms of the Senior Secured Facility Documentation shall be in a form such that they do not impair the availability of the Senior Secured Facility on the Closing Date if the conditions expressly set forth in this Section 6, in the section entitled “Conditions to Initial Borrowings” in Exhibit B hereto, in the section entitled “Conditions to Initial Borrowings” in Exhibit C hereto and in Exhibit D hereto are satisfied or waived (it being understood that, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests in certificated equity securities of the Parent Borrower and its material, wholly owned domestic subsidiaries that are Borrowers or Guarantors (to the extent required under the terms of Exhibit B hereto) by delivery of stock certificates for such certificated equity securities and assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code; provided that stock certificates for the entities comprising the Company and its subsidiaries will not be required to be delivered on the Closing Date to the extent you have used commercially reasonable efforts to obtain them on the Closing Date and have not obtained them) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability and initial funding of the Senior Secured Facility on the Closing Date, but instead shall be required to be provided and/or delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Parent Borrower, in each case acting reasonably, as such period may be extended by the Administrative Agent in its sole discretion). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrowers and the Guarantors set forth in the Senior Secured Facility Documentation relating to corporate or other organizational existence, power and authority, due authorization, execution and delivery and enforceability and no violation of, or conflict with organizational documents of, the Borrowers and the Guarantors in each case, related to the entering into and performance of the Senior Secured Facility Documentation, solvency as of the Closing Date (after giving effect to

10

the Transactions) of the Parent Borrower and its subsidiaries on a consolidated basis (with solvency to be defined in a manner consistent with the solvency certificate to be delivered in the form set forth in Annex I attached to Exhibit D hereto), Federal Reserve margin regulations, the Investment Company Act, the PATRIOT Act and the use of proceeds not violating OFAC or FCPA, and, subject to the provisions of this paragraph, creation, validity and perfection of security interests in the Collateral (subject to permitted liens).  Notwithstanding anything to the contrary contained herein, to the extent that any representations and warranties (including the Specified Acquisition Agreement Representations and the Specified Representations) made on, or as of, the Closing Date (or a date prior thereto) are qualified by or subject to “material adverse effect”, the definition thereof shall be “Company Material Adverse Effect” as defined in the Acquisition Agreement, for purposes of such representations and warranties.  This paragraph, and the provisions herein, shall be referred to as the “Conditionality Provision.”

7.                                      Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letters and to proceed with the documentation of the Senior Secured Facility, you agree (a) to indemnify and hold harmless each Commitment Party, its affiliates and the respective members, partners, officers, directors, employees, agents, advisors, controlling persons and other representatives of each of the foregoing (each, an “Indemnified Person”; provided that any of the foregoing (x) solely in its capacity as financial advisor to the Company in connection with the Acquisition (each a “Sell-Side Advisor”), (y) solely in its capacity, if applicable, as a Private Equity Affiliate (as defined below) in connection with the Transactions and (z) any Investor in its capacity as such, and any of such Sell-Side Advisor’s, Private Equity Affiliate’s or Investor’s affiliates or any of its or their respective members, partners, officers, directors, employees, agents, advisors, controlling persons and other representatives in such capacity shall not be an Indemnified Person) from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented and invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with any claim, litigation, investigation or proceeding resulting from this Commitment Letter (including the Term Sheets), the Fee Letters, the Acquisition Agreement, the Transactions, the Senior Secured Facility or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors, the Company or any other third person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented and invoiced out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of specialist counsel and a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) material to the interests of all such Indemnified

11

Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for all similarly affected Indemnified Persons) and other reasonable and documented and invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person (or any of such Indemnified Person’s affiliates or any of its or their respective members, partners, officers, directors, employees, agents, advisors, controlling persons and other representatives), apply to losses, claims, damages, liabilities or expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective members, partners, officers, directors, employees, agents, advisors, controlling persons or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates under this Commitment Letter, the Term Sheets or the Fee Letters (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claims against any Commitment Party in its capacity or in fulfilling its role as an Administrative Agent or arranger or any similar role under the Senior Secured Facility) and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented and invoiced out-of-pocket expenses, syndication expenses, travel expenses and reasonable and documented and invoiced fees, disbursements and other charges of counsel to Administrative Agent identified in the Term Sheets and of specialist counsel and a single local counsel to all Commitment Parties, the Administrative Agent in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed) or retained in connection with enforcement of this Commitment Letter or the Fee Letters, in each case incurred in connection with the Senior Secured Facility and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letters, the Senior Secured Facility Documentation and any security arrangements in connection therewith (collectively, the “Expenses”).  The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Senior Secured Facility Documentation upon execution thereof and thereafter shall have no further force and effect.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an

12

unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

Notwithstanding any other provision of this Commitment Letter or the Fee Letters, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith, gross negligence of, or a breach of the obligations under this Commitment Letter, the Term Sheets or the Fee Letters by, such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective members, partners, officers, directors, employees, agents, advisors, controlling persons or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of we, you, the Sponsor, the Investors, the Company, any of the Company’s subsidiaries or any of our, your their respective affiliates or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letters, the Transactions (including the Senior Secured Facility and the use of proceeds thereunder), or with respect to any activities related to the Senior Secured Facility, including the preparation of this Commitment Letter, the Fee Letters and the Senior Secured Facility Documentation; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent such indirect, special, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnified Person is entitled to indemnification under the first paragraph of this Section 7.

You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction against any Indemnified Person in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment to the extent required by and in accordance with the other provisions of this Section 7.

It is further agreed that the Initial Lenders shall be severally liable in respect of their respective commitments to the Senior Secured Facility, on a several, and not joint, basis with any other Initial Lender, and no Initial Lender shall be responsible for the commitment of any other Initial Lender.

13

8.                                      Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Investors, the Company and your and their respective affiliates may have conflicting interests regarding the transactions described herein and otherwise.  None of the Commitment Parties or their affiliates will use confidential information obtained from you or the Company by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below.  You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, certain of the Commitment Parties may be full service securities firms engaged, either directly or through their respective affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Company, the Investors and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities.  Certain of the Commitment Parties or their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company, the Investors or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Company, the Sponsor, the Investors and you.  You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letters will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you and the Company, your and their respective equity holders or your and their respective affiliates.  You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letters are arm’s-length commercial transactions between the Commitment Parties and their

14

respective affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction the Commitment Parties and their respective affiliates are acting solely as a principal and not as agents or fiduciaries of you, the Sponsor, the Investors, the Company, your and their management, stockholders, creditors, affiliates or any other person, (iii) the Commitment Parties and their respective affiliates have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you, the Sponsor, the Investors or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letters and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate.  You further acknowledge and agree that neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction and you are responsible for making your own independent judgment, in each case with respect to the transactions contemplated hereby and the process leading thereto.  You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services in connection with the services provided pursuant to this Commitment Letter, or owe a fiduciary or similar duty to you or your affiliates, in connection with the transactions contemplated hereby or the process leading thereto.  You waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates (in our capacities as Commitment Parties hereunder) for breach of fiduciary duty or alleged breach of fiduciary duty arising out of this Commitment Letter and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.  It is understood that this Section 8 shall not apply to or modify or otherwise affect any arrangement with any Sell-Side Advisor, or any financial advisor separately retained by you, the Company or any of your or its affiliates in connection with the Acquisition, in its capacity as such.

9.                                      Confidentiality.

You agree that you will not disclose the Fee Letters and the contents thereof or this Commitment Letter, the Term Sheets, the other exhibits or annexes hereto and the contents thereof to any person or entity without prior written approval of the Joint Bookrunners (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to the Investors (or potential Investors), and to any of your and any of the Investors’ (or potential Investors’) affiliates and your and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders and to actual and potential co-investors who are informed of the confidential nature hereof and thereof (and, in each case, each of their attorneys) on a confidential basis, (b) if the Commitment Parties consent in writing to such proposed

15

disclosure or (c) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter, the Term Sheets and other exhibits and annexes to the Commitment Letter and the contents thereof (but not the Fee Letters) to the Company, its subsidiaries and affiliates, lenders and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders (and each of their attorneys), on a confidential and need to know basis, (ii) you may disclose the Commitment Letter, the Term Sheets and other exhibits and annexes to the Commitment Letter and the contents thereof (but not the Fee Letters) in any syndication or other marketing materials in connection with the Senior Secured Facility or in connection with any public release or filing relating to the Transactions, (iii) you may disclose the Commitment Letter, Term Sheets and other exhibits and annexes to the Commitment Letter, the Fee Letters and in each case the contents thereof, to potential Lenders (provided that disclosure of the Arranger Fee Letter to potential Lenders shall only be permitted to the extent in contemplation of adding such Lenders as additional agents, co-agents, arrangers or bookrunners pursuant to Section 2 hereof), (iv) you may disclose the aggregate fee amounts contained in the Fee Letters as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in syndication and marketing materials for the Senior Secured Facility or to the extent customary or required in any public release or filing relating to the Transactions, (v) you may disclose this Commitment Letter, the Term Sheets and other exhibits and annexes to the Commitment Letter, and the contents thereof (but not the Fee Letters) to the extent that such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder, (vi) to the extent portions thereof relating to fees, pricing caps and other economic terms have been redacted, you may disclose the Fee Letters and the contents thereof to the Company, its subsidiaries and affiliates and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders (and each of their attorneys), on a confidential basis and (vii) you may disclose the Commitment Letter and Fee Letters in connection with the enforcement of your rights hereunder.  The obligations under this paragraph with respect to the Commitment Letter (but not the Fee Letters) shall terminate automatically after the Senior Secured Facility Documentation shall have been executed and delivered by the parties thereto.  To the extent not earlier terminated, the provisions of this paragraph with respect to the Commitment Letter (but not the Fee Letters) shall automatically terminate on August 25, 2020.

The Commitment Parties and their affiliates will use all information provided to them or such affiliates by or on behalf of you hereunder or in connection with the

16

Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their respective affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of legal counsel (in which case the Commitment Parties agree (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority)), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any of the Commitment Parties’ or their affiliates’ respective members, partners, officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents, advisors, controlling persons and other representatives in violation of any confidentiality obligations owing to you, the Sponsor, the Investors, the Company or any of your or their respective affiliates or any of your or their respective members, partners, officers, directors, employees, agents, advisors, controlling persons and other representatives, (d) to the extent that such information is received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Investors, the Company or any of your or their respective affiliates or any of your or their respective members, partners, officers, directors, employees, agents, advisors, controlling persons and other representatives, (e) to the extent that such information is independently developed by the Commitment Parties, (f) to the Commitment Parties’ affiliates (other than Excluded Affiliates (as defined below)) and to the respective officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents (collectively, the “Representatives”) of the Commitment Parties and their affiliates (other than Excluded Affiliates) who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (provided that the Commitment Party shall be responsible for the compliance of its affiliates and Representatives with the provisions of this paragraph), (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Parent Borrower or any of its subsidiaries, subject to the proviso below, or (h) to the extent you shall have

17

consented to such disclosure in writing; provided that (x) the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of the recipient to access such information and (y) no such disclosure shall be made by such Commitment Party to (A) any Disqualified Lender, (B) any of its affiliates that is engaged as a principal primarily in private equity, mezzanine financing or venture capital or any of such affiliate’s respective officers, directors, employees, attorneys, accountants, advisors and other representatives (a “Private Equity Affiliate”) or (C) any of its affiliates or any of such affiliate’s respective officers, directors, employees, attorneys, accountants, advisors and other representatives that is a Sell-Side Advisor (together with the Private Equity Affiliates, in each case, other than a limited number of senior employees who are required, in accordance with industry regulations or a Commitment Party’s internal policies and procedures to act in a supervisory capacity and a Commitment Party’s internal legal, compliance, risk management, credit or investment committee members, the “Excluded Affiliates”).  The Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Senior Secured Facility Documentation upon the initial funding thereunder if and to the extent such Commitment Party or such affiliate is a party thereto.  Notwithstanding anything to the contrary, this paragraph shall automatically terminate on the second anniversary hereof.

10.                               Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than (i) by you to another newly formed shell entity organized and existing under the laws of a state of the United States which is and will be controlled by the Sponsor and after giving effect to the Transactions shall directly or through or together with your other wholly owned subsidiaries wholly own the Company or (ii) subject to the proviso to the first sentence in Section 3 hereof, in connection with the syndication of the Senior Secured Facility as contemplated hereunder), in each case, without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void)).  This Commitment Letter and the commitments hereunder are, and are intended to be, solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and do not, and are not intended to, confer any benefits upon, or create any rights in favor of, any person other than the

18

parties hereto (and Indemnified Persons to the extent expressly set forth herein).  Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their respective affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the obligations of the Commitment Parties hereunder.  Except as contemplated by Section 2 hereof, this Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you.   For the avoidance of doubt, and so long as you remain controlled by the Sponsor, the Sponsor shall be entitled, in its sole discretion, to designate and remove any person as an “Investor” for purposes of this Commitment Letter and the Fee Letters and any other letter agreement or undertaking concerning the financing of the Transaction.  This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter (including the exhibits hereto), together with the Fee Letters, (i) are the only agreements that have been entered into among the parties hereto with respect to the commitments relating to the Senior Secured Facility and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Senior Secured Facility and sets forth the entire understanding of the parties hereto with respect thereto.  THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION; PROVIDED THAT NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (I) WHETHER ANY REPRESENTATIONS AND WARRANTIES MADE BY OR ON BEHALF OF, OR WITH RESPECT TO, THE COMPANY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES IN THE ACQUISITION AGREEMENT HAVE BEEN BREACHED, (II) WHETHER YOU OR ANY OF YOUR SUBSIDIARIES OR AFFILIATES THAT IS A PARTY TO THE ACQUISITION AGREEMENT CAN TERMINATE YOUR (OR ITS) OBLIGATIONS UNDER SUCH AGREEMENT OR DECLINE TO CONSUMMATE THE ACQUISITION, (III) THE INTERPRETATION OF THE DEFINITION OF “COMPANY MATERIAL ADVERSE EFFECT” (AS DEFINED IN EXHIBIT D) (AND WHETHER OR NOT A COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED) AND (IV) WHETHER THE MERGER (AS

19

DEFINED IN THE ACQUISITION AGREEMENT) HAS BEEN CONSUMMATED AND WHETHER THE MERGER HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT, IN EACH CASE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Senior Secured Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Senior Secured Facility and the commitment provided hereunder is subject to conditions precedent as provided herein in Section 6, subject to the Conditionality Provision.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTERS OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letters or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses

20

set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrowers and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrowers and the Guarantors in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication (if applicable), absence of fiduciary relationships and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether Senior Secured Facility Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication of the Senior Secured Facility (including supplementing and/or correcting Information and Projections) prior to the Syndication Date and (b) confidentiality of the Fee Letters and the contents thereof) shall automatically terminate and be superseded by the provisions of the Senior Secured Facility Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.  You may terminate this Commitment Letter and/or, on a pro rata basis, the Initial Lenders’ commitments with respect to the Senior Secured Facility hereunder at any time subject to the provisions of the preceding sentence.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letters by returning to Wells Fargo, on behalf of the Commitment Parties, executed counterparts hereof and of the Fee Letters not later than 11:59 p.m., New York City time, on June 13, 2019.  The Initial Lenders’ commitments and the obligations of the Joint Bookrunners hereunder will expire at such time in the event that Wells Fargo has not received such executed counterparts in accordance with the immediately preceding sentence.  If you do so execute and deliver to us this Commitment Letter and the Fee Letters, we agree to hold our commitment available for you until the earliest of (i) the consummation of the Acquisition with or without the funding of the Senior Secured Facility, (ii) the termination of the Acquisition Agreement in accordance with its terms without the

21

funding of the Senior Secured Facility, and (iii) the date that is five business days after the Outside Date (as defined in the Acquisition Agreement as in effect on the date hereof), as the Outside Date may be extended under the terms of the Acquisition Agreement (as in effect on the date hereof) (such earliest time, the “Expiration Date”).  Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Joint Bookrunners to provide the services described herein shall automatically terminate unless each of the Commitment Parties (as to itself) shall, in its discretion, agree to an extension in writing of its commitment.

[Remainder of this page intentionally left blank]

22

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Michael Stavrakos
Name: Michael Stavrakos
Title: Vice President

[Project Page Signature Page to Commitment Letter]

BANK OF AMERICA, N.A.

By:	/s/ Stephen T. Szymanski
Name: Stephen T. Szymanski
Title: Director

BOFA SECURITIES, INC.

By:	/s/ Stephen T. Szymanski
Name: Stephen T. Szymanski
Title: Director

[Project Page Signature Page to Commitment Letter]

CARLYLE GLOBAL CREDIT INVESTMENT MANAGEMENT L.L.C.

By:	/s/ Josh Lefkowitz
Name: Josh Lefkowitz
Title: Managing Director

[Project Page Signature Page to Commitment Letter]

PATHLIGHT CAPITAL FUND I LP

By: Pathlight Partners GP LLC, its General Partner

By:	/s/ Daniel Platt
Name: Daniel Platt
Title: Chief Executive Officer

[Project Page Signature Page to Commitment Letter]

Accepted and agreed to as of
the date first above written:

Chapters Holdco Inc.

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President and Secretary

Chapters Merger Sub Inc.

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President and Secretary

[Project Page Signature Page to Commitment Letter]

Exhibit A

Project Page
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached, including the other exhibits thereto.  In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

The Investors intend to consummate the Acquisition pursuant to the Acquisition Agreement (as defined below).

In connection with the foregoing, it is intended that:

(a)           On or prior to the Closing Date, the Investors will directly or indirectly (including through one or more holding companies) make cash or rollover equity investments, in each case, in the form of (i) common equity or (ii) preferred equity in Holdings, and Holdings will, directly or indirectly, make (or cause to be made) cash or rollover equity investments in Newco in an aggregate amount equal to at least 27.5% of the total pro forma consolidated net debt and equity capitalization of Newco and its subsidiaries on the Closing Date (which calculation shall include only indebtedness incurred under the Senior Secured Facility and shall exclude any issued letters of credit, drawings under the ABL Revolving Facility on the Closing Date for working capital purposes and amounts funded under the Senior Secured Facility to fund upfront fees or original issue discount as a result of the “market flex” provisions of the Arranger Fee Letter) after giving effect to the Transactions (collectively, the “Equity Contribution”); provided that the Sponsor shall, directly or indirectly, contribute at least 50.1% of the Equity Contribution.

(b)           Pursuant to the Agreement and Plan of Merger (together with all exhibits and schedules and other attachments thereto, collectively, the “Acquisition Agreement”), dated as of the date hereof, among, inter alios,  Holdings, Newco and the Company, Newco will, directly or indirectly, consummate the Acquisition and, if applicable, the other transactions described therein or related thereto.

(c)           The Borrowers (as defined in Exhibit B hereto) will obtain a $700.0 million asset-based revolving credit facility described in Exhibit B to the Commitment Letter (the “ABL Revolving Facility”) and a $125.0 million “first-in, last-out” asset-based revolving credit facility described in Exhibit C to the Commitment Letter (the “FILO Facility”).

A-1

(d)           The indebtedness of the Company incurred under that certain Credit Agreement, dated as of August 3, 2015 (as amended through the date hereof, and as may be further amended, supplemented, amended and restated or otherwise modified from time to time, the “Existing Credit Agreement”), by and among inter alios the Company, the subsidiaries of the Company party thereto, the lenders party thereto, and Bank of America, N.A., as administrative agent, will be repaid, redeemed, repurchased, defeased, discharged, refinanced or terminated (or notice for the repayment or redemption thereof will be given to the extent accompanied by any prepayments or deposits required to defease, terminate and satisfy and discharge in full the obligations thereunder), and all related guaranties and security interests will be terminated and released (the “Refinancing”).

(e)           The proceeds of the Equity Contribution and the Senior Secured Facility (to the extent borrowed on the Closing Date) will be applied (i) to pay the purchase price in connection with the Acquisition, (ii) to pay the fees, costs and expenses incurred in connection with the Transactions, (iii) to consummate the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Costs”) and (iv) for general corporate purposes.

The transactions described in this Exhibit A (including the payment of Acquisition Costs) are collectively referred to herein as the “Transactions”.

A-2

CONFIDENTIAL	EXHIBIT B

Project Page
ABL Revolving Facility
Summary of Principal Terms and Conditions(1)

Borrowers:

(a) Initially, Newco and, following the Acquisition, the Company (the “Parent Borrower”) and (b) at the Parent Borrower’s option, any of its wholly-owned domestic subsidiaries owning any assets included in the ABL Borrowing Base (as defined under the heading “Borrowing Base” below) acting as co-borrowers (each, including the Parent Borrower, a “Borrower” and collectively, the “Borrowers”).

Transaction:	As set forth in Exhibit A to the Commitment Letter.

Agents:

Wells Fargo will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “Administrative Agent”) in respect of the Senior Secured Facility, a bank or banks to be agreed will act as syndication agent(s) for the Senior Secured Facility and a bank or banks to be agreed will act as documentation agent(s) for the Senior Secured Facility, in each case for a syndicate of financial institutions reasonably acceptable to the Parent Borrower (such lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers:

Wells Fargo and BofA will each act as joint lead arranger and bookrunner for the Senior Secured Facility (in such capacity, the “Lead Arrangers”), and will perform the duties customarily associated with such role.

ABL Revolving Facility:

A senior secured asset based revolving credit facility in an aggregate principal amount of $700.0 million (the “ABL Revolving Facility”; the loans thereunder, the “ABL Loans” and the ABL Loans together with the FILO Loans (as defined in Exhibit C), the “Loans”; the commitments thereunder, the “ABL Commitments”; and the ABL Commitments together with the FILO Commitments, the “Commitments”), of which up to an amount to be agreed will be available in the form of

(1)                                 All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the exhibits thereto.

Letters of Credit (as defined below). The obligations in respect of the ABL Revolving Facility will be the joint and several obligation of each of the Borrowers.

The ABL Revolving Facility shall be available to the Borrowers and shall be available to be drawn in U.S. dollars and other currencies as may be mutually agreed.

Swingline Facility:

In connection with the ABL Revolving Facility, Wells Fargo (in such capacity, the “Swingline Lender”) will make available to the Borrowers a swingline facility under which the Borrowers may make short-term borrowings (on same-day notice) of up to $75.0 million. Except for purposes of calculating the commitment fee described in Annex I to this ABL Revolving Facility Term Sheet, any such swingline borrowings will reduce availability under the ABL Revolving Facility on a dollar-for-dollar basis.

Each Lender shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

If any Lender becomes a Defaulting Lender (to be defined consistent with “Documentation” below), then the swingline exposure of such Defaulting Lender will automatically be reallocated among the Lenders that are non-Defaulting Lenders pro rata in accordance with such Lender’s ABL Commitment up to an amount such that the revolving credit exposure of each such non-Defaulting Lender does not exceed its ABL Commitment. In the event such reallocation does not fully cover the exposure of such Defaulting Lender, the Swingline Lender may require the Borrowers to repay such “uncovered” exposure in respect of the swingline loans.

Increased ABL Revolving Commitments:

The ABL Revolving Facility will permit the Borrowers to increase the amount of ABL Commitments under the ABL Revolving Facility (any such increase, an “Increased ABL Revolving Commitment”) up to an amount such that the aggregate amount of the Increased ABL Revolving Commitments does not exceed the greater of (x) $250.0 million or (y) Specified Suppressed

ABL Availability as calculated based on the most recently delivered ABL Borrowing Base certificate, in each case, less the amount of any Increased FILO Commitments; provided that (i) no existing Lender will be required to participate in any such Increased ABL Revolving Commitments, (ii) no Specified Default exists, or would exist after, giving effect thereto, or, in the case of a Limited Condition Transaction (as defined below), no Specified Default exists as of the date a definitive agreement for such Limited Condition Transaction is entered into or irrevocable notice of redemption, satisfaction and discharge or repayment of indebtedness or preferred stock is given, (iii) such Increased ABL Revolving Commitments shall be made on terms (other than arranging, upfront or similar fees) and pursuant to documentation applicable to the ABL Revolving Facility (provided the interest margins and commitment fees applicable to the ABL Revolving Facility may be increased if necessary to be identical to that for the Increased ABL Revolving Commitments). The Parent Borrower (at its option) may seek commitments in respect of the Increased ABL Revolving Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Lenders in connection therewith so long as such new Lenders are reasonably acceptable to the Administrative Agent.

As used herein, “Limited Condition Transaction” means (a) any acquisition or investment by the Parent Borrower or one or more of its subsidiaries permitted pursuant to the Senior Secured Facility Documentation (as defined under the heading “Documentation” below) whose consummation is not conditioned on the availability of, or on obtaining, third-party financing or (b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of indebtedness or preferred stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

Purpose:

The ABL Loans may be incurred and Letters of Credit may be issued on or after the Closing Date and the proceeds thereof may be used to finance Acquisition Costs or for working capital, capital expenditures, general corporate purposes and any other purpose not prohibited by the Senior Secured Facility Documentation.

Availability:

Overall borrowing availability under the ABL Revolving Facility will be equal to the lesser of (a) the aggregate amount of ABL Commitments and (b) the ABL Borrowing Base (such lesser amount at any time, “ABL Availability”).

All borrowings (other than in respect of borrowings under the swingline facility and the issuance of Letters of Credit) shall be borrowed first as FILO Loans and thereafter as ABL Loans.

Up to $375.0 million of ABL Loans (exclusive of letter of credit usage and amounts incurred to fund any ABL Increase) may be made available on the Closing Date to fund the Acquisition Costs, plus (so long as Excess ABL Availability is at least 25%) such additional amounts as are necessary, (i) for ordinary course working capital purposes (including to refinance any indebtedness incurred for working capital purposes) and (ii) to fund any purchase price adjustments in accordance with the terms of the Acquisition Agreement. Additionally, Letters of Credit may be issued on the Closing Date in order to backstop or replace letters of credit outstanding on the Closing Date under any facilities no longer available to the Company or any of its subsidiaries as of the Closing Date. Otherwise, ABL Loans and Letters of Credit under the ABL Revolving Facility will be available at any time prior to the final maturity of the ABL Revolving Facility (including, subject to the limitation in this paragraph, on the Closing Date), in minimum principal amounts to be agreed upon. Amounts repaid under the ABL Revolving Facility may be reborrowed.

“Excess ABL Availability” means at any time (x) ABL Availability minus (y) the sum of the aggregate outstanding amount of ABL Loans, swingline borrowings under the ABL Revolving Facility, unreimbursed drawings under Letters of Credit and the undrawn amount of outstanding Letters of Credit under the ABL Revolving Facility.

“Specified ABL Availability” shall mean at any time the sum of Excess ABL Availability plus Specified Suppressed ABL Availability plus specified unrestricted cash (but excluding the cash proceeds of any Specified Equity Contribution) held in an account subject to a control agreement in favor of the Collateral Agent; provided that if Excess ABL Availability is less than the lesser of (1) 10.0% of the lesser of (x) the aggregate amount of the ABL Commitments and (y) the ABL Borrowing Base and (2) $37.5 million, specified unrestricted cash shall be deemed to be zero.

“Specified Suppressed ABL Availability” shall mean an amount, if positive, by which the ABL Borrowing Base exceeds the aggregate amount of the ABL Commitments, but in any event shall not be more than an amount equal to 5.0% of the ABL Commitments; provided that if Excess ABL Availability is less than the lesser of (1) 10.0% of the lesser of (x) the aggregate amount of the ABL Commitments and (y) the ABL Borrowing Base and (2) $37.5 million, Specified Suppressed ABL Availability shall be zero.

“Specified Excess ABL Availability” means, with respect to any transaction, as of any date of determination, the sum of (i) the quotient obtained by dividing (x) the sum of each day’s Excess ABL Availability plus Specified Suppressed ABL Availability (in each case as projected by the Parent Borrower and certified by the Parent Borrower in writing to the Administrative Agent) during the 90 day period immediately succeeding such date of determination (calculated on a pro forma basis to include the borrowing or repayment of any ABL Loans or issuance or cancellation of any Letters of Credit in connection with such Specified Transaction) by (y) 90 days and (ii) specified unrestricted cash (but excluding the cash proceeds of any Specified Equity Contribution) held in an account subject to a control agreement in favor of the Collateral Agent on such date of determination (calculated on a pro forma basis to include the borrowing or repayment of any ABL Loans or issuance or cancellation of any Letters of Credit in connection with such Specified Transaction); provided that if Excess ABL Availability is less than the lesser of (1) 10.0% of the lesser of (x) the aggregate amount of the ABL Commitments and (y) the ABL Borrowing Base and (2) $37.5 million, specified unrestricted cash shall be deemed to be zero.

“Payment Condition” means (i) with respect to any acquisitions, investments, voluntary prepayments of Specified Debt (as defined below), designations of unrestricted subsidiaries and mergers, consolidations or amalgamations, (1)  Specified Excess ABL Availability and Specified ABL Availability is equal to or greater than 12.5% of ABL Availability on the date of determination on a pro forma basis after giving effect to such transaction, (2) the Consolidated Fixed Charge Coverage Ratio, as of the end of the most recently completed Test Period, is equal to or greater than 1.0 to 1.0 (on a pro forma basis giving effect thereto as if such acquisition, investment, voluntary prepayment of Specified Debt, designation of an unrestricted subsidiary or merger, consolidation or amalgamations had occurred on the first day of such four-quarter period); provided that if Specified Excess ABL Availability is equal to or greater than 17.5% of ABL Availability on a pro forma basis after giving effect to such transaction, then compliance with this Consolidated Fixed Charge Coverage Ratio requirement shall not be required with respect to such acquisition, investment, voluntary prepayment of Specified Debt, designation of an unrestricted subsidiary or merger, consolidation or amalgamations and (ii) with respect to any permitted dividends, distributions and other restricted payments and asset sales, (1) Specified Excess ABL Availability and Specified ABL Availability is equal to or greater than 15.0% of ABL Availability on a pro forma basis after giving effect to such transaction, (2) the

Consolidated Fixed Charge Coverage Ratio, as of the end of the most recently completed Test Period, is equal to or greater than 1.0 to 1.0 (on a pro forma basis giving effect thereto as if such dividend, distribution, other restricted payment or asset sale had occurred on the first day of such Test Period); provided that if Specified Excess ABL Availability is equal to or greater than 25.0% of ABL Availability on a pro forma basis after giving effect to such transaction, then compliance with this Consolidated Fixed Charge Coverage Ratio requirement shall not be required with respect to such dividend, distribution, other restricted payment or asset sale.

“Test Period” means the most recent period of four consecutive fiscal quarters or 12-fiscal months, as applicable, of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each month, quarter or fiscal year, as applicable, in such period have been or are required to be delivered to the Administrative Agent.

Borrowing Base:

The ABL Borrowing Base (the “ABL Borrowing Base”) at any time shall equal the sum of:

(a)                                 the face amount of eligible credit card receivables multiplied by ninety percent (90.0%); plus

(b)                                 the face amount of eligible accounts receivables (net of receivables reserves applicable thereto) multiplied by eighty-five percent (85.0%); plus

(c)                                  the net orderly liquidation value of eligible inventory (including inventory in transit), multiplied by the Appraisal Percentage (as defined below) (including the net orderly liquidation value of eligible rental inventory, which shall be subject to a $25.0 million cap); minus

(d)                                 without duplication of any reserves applied in clauses (a) — (c) above, all other then-existing availability reserves (including, if applicable, any (i) FILO Reserve (as defined in Exhibit C), (ii) Gift Card Reserve, which shall not exceed 50.0%

of the outstanding gift card liability(2), (iii) Landlord Lien Reserve in respect of properties for which the Collateral Agent has not received a landlord lien waiver and/or collateral access letter, which reserve shall be calculated in a manner no less favorable to the Borrower than the method of calculation under the Existing Credit Agreement, and (iv) Sterling Accounts Receivable Dilution Reserve, which reserve shall be calculated in a manner no less favorable to the Borrower than the method of calculation under the Existing Credit Agreement).

In the event and to the extent that customary field examinations and appraisals (as reasonably agreed between the Parent Borrower and the Administrative Agent) relating to the receivables and inventory constituting a part of the ABL Borrowing Base have not been completed by the Closing Date after the Parent Borrower’s use of commercially reasonable efforts to complete such field examinations and appraisals, any such remaining field examinations and appraisals will be completed within 90 days of the Closing Date (as such period may be extended by the Administrative Agent in its sole discretion); provided that in the event that such remaining field examinations and appraisals have not been completed within 90 days of the Closing Date (or such longer period agreed to by the Administrative Agent in its sole discretion), the ABL Borrowing Base shall be deemed to be $0 as of such date.

Notwithstanding anything to the contrary, on the Closing Date and for a period of three (3) months thereafter (the “Deemed Borrowing Base Period”), the ABL Borrowing Base will be at least equal to $475.0 million.

The definitions of net orderly liquidation value, eligible credit card accounts receivable, eligible accounts receivable, eligible rental inventory and eligible

(2)                                 Gift card liability based on the Company’s current financial statements and accounting policies, using the Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers Topic 606.

inventory will be consistent with and substantially similar to the definitions of such terms in the ABL Precedent (as defined below) and otherwise consistent with the standard set forth under “Documentation” below.

Notwithstanding anything contained herein to the contrary, the Parent Borrower shall not be required to deliver an ABL Borrowing Base certificate prior to the completion of customary field examinations and appraisals.

The Administrative Agent will retain the right from time to time to establish or modify standards of eligibility and reserves against availability that it deems necessary or appropriate in its Permitted Discretion (as defined below) with three (3) business days prior notice to the Parent Borrower.

“Appraisal Percentage” means, with respect to the ABL Borrowing Base, ninety percent (90.0%)

“Permitted Discretion”: the commercially reasonable judgment of the Administrative Agent exercised in good faith in accordance with its credit procedures for asset-based lending transactions in the retail industry and otherwise in similar circumstances. In exercising such judgment, the Administrative Agent may consider, without duplication, such factors already included in or tested by the definition of eligible inventory, eligible accounts or eligible credit card receivables as well as any of the following: (i) changes after delivery of the initial ABL Borrowing Base certificate in any material respect in demand for, pricing of, or product mix of inventory; (ii) changes after delivery of the initial ABL Borrowing Base certificate in any material respect in any concentration of risk with respect to accounts; and (iii) any other factors arising after delivery of the initial ABL Borrowing Base certificate that change in any material respect the credit risk of lending to the Borrowers on the security of the eligible inventory, eligible accounts or eligible credit card receivables. Any reserve established or modified by the Administrative Agent shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such reserve, as reasonably determined, without duplication, by the Administrative Agent in good faith; provided that circumstances, conditions, events or contingencies known to the Administrative Agent as of the Closing Date shall not be the sole basis for any such establishment or modification.

“EBITDA”: for any period, the sum of (a) Consolidated Net Income (as defined below) for such period adjusted (i) to exclude the following items (without duplication) of income or expense to the extent that such items are included in the calculation of Consolidated Net Income: (A) consolidated interest expense, (B) any non-cash expenses and charges, (C) the provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any), (D) depreciation expense, (E) the expense associated with amortization of intangible and other assets (including amortization or other expense recognition of any costs associated with asset write-ups in accordance with Financial Accounting Standards No. 141(R) and gains or losses associated with FASB Interpretation No. 45), (F) non-cash provisions for reserves for discontinued operations, (G) any extraordinary, special, unusual or non-recurring gains or losses or charges or credits, including but not limited to any expenses relating to the Transactions or any other acquisition or investment, any severance costs and any non-recurring or extraordinary items paid or accrued during such period relating to deferred compensation owed to any management investor that was cancelled, waived or exchanged in connection with the grant to such management investor of the right to receive or acquire shares of capital stock of the Parent Borrower, or any parent entity, (H) any gain or loss associated with the sale or write-down of assets not in the ordinary course of business, (I) any income or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions actually paid to the Parent Borrower or any of its restricted subsidiaries by the entity accounted for by the equity method of accounting), (J) the amount of any loss or gain attributable to non-controlling interests, (K) the cumulative effect of a change in accounting principles, (L) any unrealized foreign currency transaction gains or losses in respect of indebtedness of any person denominated in a currency other than the functional currency of such Person, (M) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Parent Borrower or any restricted subsidiary owing to the Parent Borrower or any restricted subsidiary, (N) fees paid to the Sponsor or any of its affiliates for the rendering of management consulting or financial advisory services for compensation, (O) adjustments, exclusions and add-backs relating to pre-opening, opening, consolidation and closing costs, losses and expenses for facilities, start-up losses, charges and expenses at new facilities and losses, charges and expenses at closed facilities, and (P) adjustments, exclusions and add-backs relating to restructuring charges, accruals and reserves incurred in connection with the closure of any facility or store, and (ii) by reducing EBITDA (as otherwise determined above) by the amount of all dividends paid by the Parent Borrower during the relevant period to pay ordinary course operating expenses and taxes (in each case, unless and to the extent (x) the amount paid with such dividends by the Parent Borrower, any parent entity would not, if the respective expense or other item had been incurred directly by the Parent Borrower, have reduced EBITDA determined in accordance with the foregoing provisions of this definition or (y) such dividend is paid by the Parent Borrower in respect of an expense or other item that has resulted in, or will result in, a reduction of EBITDA, as calculated pursuant to clause (a) above), plus (b) the amount of net cost savings projected by the Parent Borrower in good faith to be realized as the result of actions taken or to be taken on or prior to the date that is 18 months after the Closing Date, or 18 months after the consummation of any operational change, respectively, and prior to or during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions, plus (c) without duplication of any item in the preceding clauses (a) or (b), additions of the type reflected in either (i) the Sponsor’s financial model dated as of May 14, 2019 or (ii) a quality of earnings analysis prepared by independent registered public accountants of recognized national standing or any other accounting firm reasonably acceptable to the Administrative Agent (it being understood that any “Big Four” accounting firms are acceptable) and delivered to the Administrative Agent prior to the Closing Date in connection with the Acquisition; provided that notwithstanding anything contained herein to the contrary, any such add-backs included in EBITDA pursuant to clauses (a)(O), (a)(P) and (b) above shall be capped at 20% of EBITDA in the aggregate, calculated after giving effect to such add-backs.

“Consolidated Net Income”: for any period, the net income (loss) of the Parent Borrower and its restricted subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

Interest Rates and Fees:	As set forth in Annex I to this ABL Revolving Facility Term Sheet.

Default Rate:

With respect to overdue principal, the applicable interest rate plus 2.00% per annum, with respect to overdue interest, the applicable interest rate for the principal of the related loan plus 2.00%, and with respect to any other overdue amount, the interest rate applicable to ABR loans (as defined in Annex I to this ABL Revolving Facility Term Sheet) plus 2.00% per annum.

Letters of Credit:

$100.0 million in the aggregate under the ABL Revolving Facility will be available to the Parent Borrower and its restricted subsidiaries for the purpose of issuing letters of credit (the “Letters of Credit”). Letters of Credit will be issued by the Initial Lenders and other Lenders who agree to act as issuing lenders and that are reasonably acceptable to the Parent Borrower and the Administrative Agent (each, an “Issuing Lender”). Each Letter of Credit shall expire not later than the earlier of (a) 12 months after its date of issuance or such longer period of time as may be agreed by the applicable Issuing Lender and (b) the fifth business day prior to the final maturity of the ABL Revolving Facility; provided that any Letter of Credit may provide for renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed by the applicable Issuing Lender (which in no event shall extend beyond the date referred to in clause (b) above).

Drawings under any Letter of Credit shall be reimbursed by the Borrowers (whether with their own funds or with the proceeds of borrowings under ABL Revolving Facility) within one business day after notice of such drawing is received by such Borrower from the relevant Issuing Lender. To the extent that such Borrower does not reimburse the Issuing Lender within the time period specified above, the Lenders under the ABL Revolving Facility shall be irrevocably obligated to reimburse the Issuing Lender pro rata based upon their respective ABL Commitments.

If any Lender becomes a Defaulting Lender then the Letter of Credit exposure of such Defaulting Lender will automatically be reallocated among the non-Defaulting Lenders under the ABL Revolving Facility pro rata in accordance with their ABL Commitments up to an amount such that the revolving credit exposure of each such non-Defaulting Lender does not exceed its ABL Commitments. In the event that such reallocation does not fully cover the exposure of such Defaulting Lender, the relevant Issuing Lender may require the Borrowers to cash collateralize such “uncovered” exposure in respect of each outstanding Letter of Credit.

Notwithstanding anything to the contrary contained herein, all Letters of Credit shall be deemed to have been advanced against the ABL Borrowing Base.

Final Maturity:

The ABL Revolving Facility will mature, and the ABL Commitments will terminate, on the date that is five years after the Closing Date; provided that the Senior Secured Facility Documentation shall provide the right of individual Lenders to agree to extend the maturity of their ABL Commitments upon the request of the Parent

Borrower and without the consent of any other Lender (and as further described under the heading “Voting” below), so long as at least 50% of the Lenders consent to any such extension.

Guarantees:

All obligations of (i) the Borrowers under the Senior Secured Facility (the “Borrower Obligations”) and (ii) at the Parent Borrower’s option, the Parent Borrower or any Guarantor under interest rate protection, commodity trading or hedging, currency exchange or other non-speculative hedging or swap arrangements (other than any obligation of any Guarantor to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof)) or cash management arrangements designated by the Parent Borrower, to the extent entered into with any Lender or any affiliate of a Lender (the “Hedging/Cash Management Arrangements”), will be guaranteed by Holdings (provided that the guarantee by Holdings shall be non-recourse and limited to the equity of the Parent Borrower) and each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. restricted subsidiary of the Parent Borrower (other than any such subsidiary (r) that is a Borrower, (s) that is an escrow subsidiary, (t) that is a subsidiary of a foreign subsidiary of the Parent Borrower, (u) that is an unrestricted subsidiary, (v) that is a captive insurance subsidiary or other entity assuming insurance risks, (w) that is a not-for-profit subsidiary, (x) that is individually, and together with any other subsidiaries deemed immaterial subsidiaries, below materiality thresholds to be agreed, (y) that is not permitted by law, regulation or contract to provide such guarantee, or would require governmental (including regulatory) consent, approval, license or authorization to provide such guarantee, unless such consent, approval, license or authorization has been received, or for which the provision of such guarantee would result in material adverse tax consequences to Holdings or one of its subsidiaries (as determined by the Parent Borrower in good faith) or (z) certain special purpose entities (such subsidiaries, collectively, the “excluded subsidiaries”)); it being understood that a domestic subsidiary, substantially all of whose assets consist of shares, equity interests, capital stock and/or indebtedness of one or more foreign subsidiaries, intellectual property relating to such foreign subsidiaries and any other assets incidental thereto, will be deemed a foreign subsidiary for purposes of this provision (such guarantors, other than Holdings, the “Subsidiary Guarantors”; and together with Holdings, the “Guarantors”; and together with the Parent Borrower, the “Loan Parties”; and such guarantees, the “Guarantees”).

In addition, certain subsidiaries may be excluded from the guarantee requirements under the Senior Secured Facility Documentation in circumstances where the Parent Borrower and the Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Unrestricted Subsidiaries:

The Senior Secured Facility Documentation will contain provisions pursuant to which, subject to limitations to be agreed (including on loans, advances, guarantees and other investments in unrestricted subsidiaries, and transactions with affiliates), the Parent Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary, so long as no event of default then exists or would result therefrom and subject to other customary conditions to be agreed (including, but not limited to, pro forma compliance with the Payment Condition), and it being understood that (x) the designation of any unrestricted subsidiary as a restricted subsidiary shall constitute the incurrence at the time of designation of any indebtedness or liens of such subsidiary existing at such time and

(y) the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment by the Parent Borrower at such time. Unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenants or event of default provisions of the Senior Secured Facility Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with any financial ratio contained in the Senior Secured Facility Documentation.

Security:

Subject to the limitations set forth below in this section, and, on the Closing Date, to the Conditionality Provision, the obligations of the Loan Parties under the Senior Secured Facility and the Guarantees (and at the Parent Borrower’s option, Hedging/Cash Management Arrangements) will be secured by a security interest in substantially all of the present and after-acquired assets of each Borrower and Guarantor and the proceeds of any such assets (the “Collateral”), which security interest in such Collateral will be first in priority (subject to liens permitted to exist under the Senior Secured Facility Documentation).

For the avoidance of doubt, Collateral owned by any Borrower shall secure such Borrower’s obligations, and Collateral owned by any Guarantor shall secure such Guarantor’s obligations.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee owned real property (A) with a value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing; provided that the Borrower uses commercially reasonable efforts to provide the required mortgages on the Closing Date) or (B) located in a flood zone, (ii) real property leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (iii) motor vehicles and assets subject to certificates of title, aircraft, non-U.S. intellectual property, letter of credit rights with a value of less than an amount to be agreed (except to the extent such letter of credit rights are supporting obligations in respect of Collateral and are automatically perfected by UCC filings) and commercial tort claims with a value of less than an amount to be agreed, (iv) assets specifically requiring perfection through control (e.g., cash, deposit accounts or other bank or securities accounts, etc.) (x) to the extent not automatically perfected by UCC filings, (y) other than (1) the capital stock of each direct, wholly owned material restricted subsidiary held by the Borrower or any Subsidiary Guarantor (which pledge, in the case of any foreign subsidiary of a U.S. entity shall be limited to 65% of each series of capital stock of such foreign subsidiary and it being understood that a domestic subsidiary, substantially all of whose assets consist of capital stock and/or indebtedness of one or more foreign subsidiaries, intellectual property relating to such foreign subsidiaries and any other assets incidental thereto, will be deemed to be a foreign subsidiary for purposes of this provision) and of the capital stock of the Borrower and (2) material intercompany notes, to the extent not perfected by being held by the Administrative Agent or (z) other than deposit accounts and securities accounts as described under the caption “Cash Dominion”, (v) margin stock and those assets over which the granting of security interests in such assets would be prohibited by contract, applicable law or regulation or the organizational documents of any non-wholly owned subsidiary (including permitted liens, leases and licenses), including contracts over which the granting of security interests therein would result in termination thereof (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibitions), or to the extent that such security interests would result in material adverse tax consequences to Holdings or one of its subsidiaries (as determined by the Borrower in good faith), (vi) the Acquisition Agreement and any rights therein or arising thereunder (it being understood that this clause (vi) shall not apply to any proceeds of the Acquisition Agreement), (vii) equity interests of excluded subsidiaries, other than foreign subsidiaries (which pledge, in the case of any foreign subsidiary of a U.S. entity, shall be limited to 65% of each series of capital stock of such foreign subsidiary and it being understood that a domestic subsidiary, substantially all of whose assets consist of capital stock and/or indebtedness of one or more foreign subsidiaries, intellectual property relating to such foreign subsidiaries and any other assets incidental thereto, will be deemed to be a foreign subsidiary for purposes of this provision), (viii) any capital stock or other securities of a subsidiary to the extent that the pledge of or grant of any lien on such capital stock and other securities for the benefit of any holders of securities results in the Borrower or any of its restricted subsidiaries being required to file separate financial statements for the issuer of such capital stock or securities with the Securities and Exchange Commission (or another governmental authority) pursuant to either Rule 3-10 or 3-16 of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”), or any other law, rule or regulation as in effect from time to time, but only to the extent necessary to not be subject to such requirement, (ix) those assets as to which the Administrative Agent and the Borrower reasonably determine that the costs of obtaining such security interests in such assets or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, and (x) other exceptions to be mutually agreed upon or that are usual and customary for facilities of this type consistent with the standard set forth under “Documentation” below. The foregoing described in clauses (i) through (x) are, collectively, the “Excluded Assets”.

For the avoidance of doubt, (i) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect any security interests therein (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction) and (ii) to the extent not automatically perfected by UCC filings or perfected through the delivery of stock certificates (or similar instruments) or through the filing of a security agreement with the U.S. Patent and Trademark Office or the U.S. Copyright Office, no loan party shall be required to take any actions in order to perfect any security interests granted with respect to any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts, securities accounts or other bank accounts, but excluding material intercompany notes and deposit accounts and securities accounts as described under the heading “Cash Dominion” below).

Cash Dominion:

Within 90 days of the Closing Date, unless otherwise agreed to by the Administrative Agent, the Loan Parties will implement cash management procedures consistent with and substantially similar to the ABL Precedent taking into account the standard set forth under “Documentation” below. Such procedures shall include (but not be limited to) entering into customary account control agreements which will provide for the Administrative Agent to have control (subject to the limitations set forth below on directing application of funds prior to a Dominion Event Trigger Period) of certain deposit and securities accounts, subject to exceptions to be mutually agreed between the Parent Borrower and the Administrative Agent; it being understood and agreed that, the Loan Parties will cause or direct all cash (subject to exceptions to be mutually agreed between the Parent Borrower and the Administrative Agent) to be transferred daily to, or otherwise maintained in, accounts subject to a blocked account agreement and that upon the occurrence and during the continuance of a Dominion Event Trigger Period, the Administrative Agent may require that all such cash be swept on a daily basis to an account of the Administrative Agent maintained at a financial institution to be determined to be applied in a manner consistent with the ABL Precedent taking into account the standard set forth under “Documentation” below.

A “Dominion Event” shall occur when a Specified Default (as defined below) has occurred or Specified ABL Availability (as defined below) is less than the greater of (x) 10.0% of ABL Availability and (y) $37.5 million.

A “Trigger Period” shall commence after the continuance of a Dominion Event for a period of three (3) consecutive business days and shall continue until the date that no Specified Default shall have existed and Specified ABL Availability shall have been not less than the greater of (x) 10.0% of ABL Availability and (y) $37.5 million at any time during 20 consecutive calendar days. Dominion Events may not be cured more than five times per annum.

“Specified Default” shall mean any payment or bankruptcy or insolvency event of default, any event of default arising from failure to comply with ABL Borrowing Base requirements (i.e., failure to deliver an ABL Borrowing Base certificate for a period of five days after notice or a material breach of a representation and warranty in any ABL Borrowing Base certificate which has not been cured) or failure to comply with cash management provisions relating to cash dominion and the financial covenant.

Mandatory Prepayments:

If at any time the sum of the outstandings under the ABL Revolving Facility (including ABL Loans, Letters of Credit outstandings and swingline borrowings thereunder) exceeds ABL Availability, prepayments of ABL Loans and/or swingline borrowings (and/or cash collateralization of Letters of Credit) shall be required in an amount equal to such excess.

So long as there are any ABL Loans outstanding, to the extent a prepayment of the ABL Loans and FILO Loans, is required to be made, the prepayment shall be applied first to a prepayment of ABL Loans. The application of proceeds from mandatory prepayments shall not reduce the aggregate amount of ABL Commitments and amounts prepaid may be reborrowed, subject to ABL Availability.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the ABL Commitments and prepayments of borrowings under the ABL Revolving Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs actually incurred in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. Voluntary payments shall be applied first to accrued interest on the amount of ABL Loans prepaid, second, to the outstanding ABL Loans as directed by the Parent Borrower, third, to accrued interest on the amount of FILO Loans prepaid and fourth, to the outstanding FILO Loans as directed by the Parent Borrower.

Documentation:

The definitive documentation for the Senior Secured Facility (the “Senior Secured Facility Documentation”), the definitive terms of which will be negotiated in good faith, will be consistent with the Term Sheets and, subject to the foregoing, will otherwise be consistent with and substantially similar to, the Existing Credit Agreement, the “ABL Precedent”), including with respect to the EU “bail-in” provisions and customary U.S. Department of Labor lender regulatory representations, and will take into account and be modified fully as appropriate to (i) reflect the terms set forth in this Commitment Letter (ii) reflect terms not less favorable to the Parent Borrower than the corresponding terms set forth in that certain ABL Credit Agreement, dated as of February 8, 2018, among NCI Group, Inc., Robertson-CECO II Corporation, NCI Building Systems, Inc., the subsidiary borrowers from time to time party thereto, the lenders and issuing lenders from time to time party thereto and Wells Fargo Bank, National Association, as issuing lender, swingline lender, administrative agent and collateral agent (the “NCI Precedent”), taking into account differences related to the Parent Borrower and its subsidiaries (including as to operational and strategic requirements of the Parent Borrower’s subsidiaries in light of their size, industries, businesses, business practices and business plans) (it being understood that basket sizes and incurrence tests will be set taking into account the relative EBITDA and total assets of Parent Borrower and its subsidiaries on a consolidated basis after giving pro forma effect to the

Transactions) and operational and administrative changes reasonably requested by the Administrative Agent, and in any event will contain only those conditions to borrowing, prepayments, representations and warranties, covenants and events of default expressly set forth in the Term Sheets. Notwithstanding the foregoing, the only conditions to the availability of the Senior Secured Facility on the Closing Date shall be the applicable conditions set forth in the Conditionality Provision and in the Exhibit D to this Commitment Letter, those set forth under “Conditions Precedent to Initial Extensions of Credit” in this ABL Revolving Facility Term Sheet and those set forth under “Conditions Precedent to Initial Extensions of Credit” in the FILO Facility Term Sheet.

Representations and Warranties:

Applicable to the Parent Borrower and its restricted subsidiaries and limited to the following: organizational status, authority and enforceability of the Senior Secured Facility Documentation, no violation of law, charter documents or agreements, litigation, margin regulations, governmental approvals, U.S. Investment Company Act, PATRIOT Act, OFAC, accuracy of disclosure as of the Closing Date, financial statements and no material adverse change (after the Closing Date), no default (after the Closing Date), no default under contractual obligations, no undisclosed liabilities, taxes, ERISA, labor matters, subsidiaries, intellectual property, insurance, (subject to the Conditionality Provision) creation, validity and perfection of security interests, compliance with laws, environmental matters, properties, use of proceeds and consolidated solvency at closing, subject, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality consistent with the standard set forth under “Documentation” above.

Conditions Precedent to Initial Extensions of Credit:

Any initial extension of credit under the ABL Revolving Facility on the Closing Date will be subject solely to (a) the applicable conditions set forth in the Conditionality Provision and in Exhibit D to the Commitment Letter and (b) the condition that the Specified Representations and, to the extent required by the Conditionality Provision, the Specified Acquisition Agreement

Representations shall be true and correct in all material respects on and as of the Closing Date (although any Specified Representation or Specified Acquisition Agreement Representations which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be). To the extent that any representations and warranties made on, or as of, the Closing Date (or a date prior thereto) are qualified by or subject to “material adverse effect”, the definition thereof shall be “Company Material Adverse Effect” as defined in the Acquisition Agreement, for purposes of such representations and warranties.

Conditions Precedent to All Subsequent Extensions of Credit:

After the Closing Date, each extension of credit will be conditioned solely upon: delivery of notice, accuracy of representations and warranties in all material respects, absence of defaults, events of default and ABL Availability.

Affirmative Covenants:

Applicable to the Parent Borrower and its restricted subsidiaries and limited to the following: delivery of annual, quarterly (provided that quarterly financial statements shall not be required for any fourth fiscal quarter) and monthly (provided, that monthly financial statements (x) shall not be required for the last month of any fiscal quarter and (y) shall not be required if (a) the FILO Facility has been repaid in full and (b) Excess ABL Availability is greater than 50%) financial statements and other information (accompanied, in the case of annual financial statements, by an audit opinion from nationally recognized auditors that is not subject to qualification as to “going concern” or the scope of such audit, other than solely with respect to, or resulting solely from (i) an upcoming maturity date under the Senior Secured Facility or any other indebtedness incurred in compliance with the Senior Secured Facility Documentation, (ii) any potential inability to satisfy any financial maintenance covenant or (iii) the activities, operations, financial results, assets or liabilities of any unrestricted subsidiary), delivery of ABL Borrowing Base certificates presenting the Parent Borrower’s computation of the ABL Borrowing Base (A) within 15 business days following the end of each month or (B) during a Dominion Event Trigger Period or a Specified Default, on a weekly basis, delivery of customary compliance certificates as of the most recently ended fiscal period for which the financial information relevant thereto have been delivered to the Administrative Agent (including calculation of the Parent Borrower’s Consolidated Fixed Charge Coverage Ratio (as defined below) whether or not then tested), delivery of notices of defaults and certain material events (including certain ERISA events), delivery of beneficial ownership information, inspection rights (including books and records), including, at the Parent Borrower’s expense, (A) one field exam and one inventory and intellectual property appraisal in any calendar year that Excess ABL Availability has not been less than 25.0% of ABL Availability for a period of seven consecutive business days during such calendar year and (B) two field exams and two inventory and intellectual property appraisals in any calendar year that Excess ABL Availability has been less than 25.0% of ABL Availability for a period of seven consecutive business days during such calendar year; provided that following the occurrence and during the continuation of an event of default, such exams and appraisals referenced in clause (B) may be conducted at the Parent Borrower’s expense as many times as the Administrative Agent shall consider reasonably necessary, maintenance of existence and rights and privileges, maintenance of insurance, payment of taxes, compliance with laws (including environmental laws), use of proceeds, maintenance of books and records, maintenance of properties, changes in fiscal year, additional guarantors and collateral and further assurances on collateral matters, subject, in the case of each of the foregoing covenants, to exceptions and qualifications consistent with the standard set forth under “Documentation” above.

“Consolidated Fixed Charge Coverage Ratio”: shall mean, as of the last day of the last day of the most recently completed Test Period, the ratio of (a) (i) EBITDA for such period minus (ii) the unfinanced portion of all capital expenditures (excluding any capital expenditure made in an amount equal to all or part of the proceeds, applied within 18 months of receipt thereof, of (x) any casualty insurance, condemnation or eminent domain or (y) any sale of assets (other than Inventory)) of the Parent Borrower and its consolidated restricted subsidiaries during such period, to (b) the sum, without duplication, of (i) Debt Service Charges (to be defined in a manner consistent with the standard set forth under “Documentation” above) payable in cash by the Parent Borrower and its consolidated restricted subsidiaries during such period plus (ii)  federal, state and foreign income taxes paid in cash by the Parent Borrower and its consolidated restricted subsidiaries (net of refunds received) for most recently completed Test Period plus (iii) cash paid by the Parent Borrower during the relevant period to any parent entity in respect of taxes and certain other distributions (which, solely for purposes of testing the financial covenant, shall not include distributions made in reliance on the Payment Condition).

Negative Covenants:

Applicable to the Parent Borrower and its restricted subsidiaries and limited to: limitations on the incurrence of debt, liens on ABL Priority Collateral (to be defined in a manner consistent with the NCI Precedent), fundamental changes, line of business, further negative pledge with respect to ABL Priority Collateral, mergers, consolidations or amalgamations, transactions with affiliates (with exceptions to include, among other things, transactions approved by a majority of disinterested directors and any transaction arising by virtue of being a member in a purchasing consortium or similar arrangement), dispositions of ABL Priority Collateral, investments and acquisitions, restricted payments and certain optional prepayments of contractually subordinated debt (excluding for the avoidance of doubt any indebtedness under the FILO Facility) (collectively, “Specified Debt”) (with exceptions to include, among other things, (a) payments of Specified Debt pursuant to “AHYDO Saver” provisions in respect of such Specified Debt, (b) parent entity expenses (to be defined in a manner that treats any partnership or other entity through which the Sponsor, directly or indirectly, holds its equity interests in Holdings as if it were a “Parent Entity”) and (c) restricted payments in connection with the Transactions or amendments of documents related to Specified Debt,) in the case of each of the foregoing covenants subject to exceptions, qualifications (including but not limited to the excluded contribution amount basket), and, as appropriate, baskets to be agreed upon consistent with the standard set forth under “Documentation” above.

Permitted acquisitions and investments (in addition to other baskets and exceptions, which shall include, among other baskets and exceptions, a basket that permits any investment in an amount equal to 100% of the aggregate amount of cash contributions (other than disqualified equity) made to the capital of the Parent Borrower or any restricted subsidiary) shall be subject only to the following conditions: (1) satisfaction of the Payment Condition, (2) in the case of permitted acquisitions, no Specified Default or event of default known to the Parent Borrower shall exist or arise as a result thereof, (3) the acquired entity or business is in the same or substantially similar line of business as the Parent Borrower and (4) compliance with covenants to provide additional collateral and guarantees.

Voluntary prepayments of Specified Debt (in addition to other baskets and exceptions) shall be subject only to the following conditions: (1) satisfaction of the Payment Condition and (2) no Specified Default or event of default known to the Parent Borrower shall exist or arise as a result thereof.

Permitted dividends, distributions and other restricted payments (in addition to other baskets and exceptions, which shall include, among other baskets and exceptions, a basket that permits any such dividends, distributions, and restricted payments in an amount equal to 100% of the aggregate amount of cash contributions (other than disqualified equity) made to the capital of the Parent Borrower or any restricted subsidiary, subject to customary restrictions to be agreed) shall be subject only to the following conditions: (1) satisfaction of the Payment Condition and (2) no Specified Default or event of default known to the Parent Borrower shall exist or arise as a result thereof. Notwithstanding anything contained herein to the contrary, during the Deemed Borrowing Base Period, the Borrower shall not be permitted to make any dividend, distribution or other restricted payment.

Mergers, consolidations or amalgamations (in addition to other baskets and exceptions) shall be subject only to the following conditions: (1) satisfaction of the Payment Condition and (2) no Specified Default or event of default known to the Parent Borrower shall exist or arise as a result thereof.

Asset sales (in addition to other baskets and exceptions) shall be permitted without any restrictions if: (1) satisfaction of the Payment Condition and (2) if the fair market value of the ABL Borrowing Base assets sold in any transaction or series of related transactions outside of the ordinary course of business is greater than 7.5% of the ABL Borrowing Base, the Parent Borrower shall deliver an updated ABL Borrowing Base certificate to the Administrative Agent. Notwithstanding anything contained herein to the contrary, during the Deemed Borrowing Base Period, the Borrower shall not be permitted to make any asset sale (other than ordinary course asset sales and asset sales pursuant to other exceptions to be agreed) unless the net cash proceeds of any such asset sale are used to repay the Loans.

The Loan Parties and the restricted subsidiaries shall be permitted to incur indebtedness in the form of (i) at any time after repayment in full of the FILO Facility, senior secured indebtedness secured by (x) a lien that is senior to the liens securing the Senior Secured Facility with respect to Collateral other than ABL Priority Collateral and (y) a lien that is junior to the liens securing the Senior Secured Facility with respect to ABL Priority Collateral, in an amount not to exceed the greater of (1) $250 million and (2) an amount equal to 200% of EBITDA for the most recently ended Test Period prior to the date of such determination, which indebtedness shall be subject to an intercreditor agreement in a form consistent with the intercreditor agreement attached to the NCI Precedent as Exhibit C thereto and (ii) junior lien or unsecured indebtedness without limitation, which junior lien indebtedness, shall be subject to an intercreditor agreement in a form consistent with the intercreditor agreement attached to the NCI Precedent as Exhibit O thereto.

In the case of the incurrence of any indebtedness or liens, or the making of any investments, restricted payments, prepayments of Specified Debt, asset sales or fundamental changes, or the designation of any restricted subsidiaries or unrestricted subsidiaries in connection with a Limited Condition Transaction, at the Parent Borrower’s option, any condition that there be no default, event of default, Specified Default or specified default or event of default and the calculation of relevant ratios, baskets and amounts shall be determined as of the date a definitive agreement for such Limited Condition Transaction is entered into or irrevocable notice is given and calculated as if the Limited Condition Transaction and other pro forma events in connection therewith were consummated on such date; provided that if the Parent Borrower has made such an election, in connection with the calculation of any ratio, basket or amount with respect to the incurrence or discharge of any debt or liens, or the making of any investments, restricted payments, repayments of Specified Debt, asset sales or fundamental changes, or the designation of a restricted subsidiary or unrestricted subsidiary on or following such date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction (if an acquisition or investment) is terminated or expires without consummation of such Limited Condition Transaction, as applicable, any such ratio, basket or amount shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other pro forma events in connection therewith (including any incurrence or discharge of indebtedness and liens and the use of proceeds thereof) have been consummated.

Financial Covenant:

Commencing with the first day of the first full fiscal period following the Closing Date, if Specified ABL Availability is less than the greater of (x) 10.0% of ABL Availability and (y) $37.5 million (such time, a “Financial Covenant Trigger Date”), the Parent Borrower shall be required to satisfy a minimum Consolidated Fixed Charge Coverage Ratio for the most recent Test Period of at least 1.0 to 1.0 and shall continue until the date that Specified ABL Availability shall have been not less than the greater of (x) 10.0% of ABL Availability and (y) $37.5 million at any time during 20 consecutive calendar days. Such covenant is referred to herein as the “ABL Financial Covenant”.

For purposes of determining compliance with the ABL Financial Covenant, any cash equity contribution (which equity shall be common equity or qualified equity) made to the Parent Borrower after the end of the most recently ended Test Period and on or prior to the day that is 10 business days after either (x) the day on which financial statements are required to be delivered for any Test Period or (y) the date an ABL Borrowing Base certificate is delivered will, at the request of the Parent Borrower, either (A) be applied to reduce outstandings under the ABL Revolving Facility (including ABL Loans, Letters of Credit outstandings and swingline borrowings thereunder) in which case such cash equity contribution shall be deemed to have reduced outstandings for purposes of determining whether a Financial Covenant Trigger Date has occurred and, following any such reduction, if Specified ABL Availability is at least equal to 15.0% of ABL Availability, a Financial Covenant Trigger Date shall be deemed not to have occurred or (B) be included in the calculation of EBITDA for the purposes of determining compliance with the ABL Financial Covenant at the end of such Test Period and applicable subsequent periods which include such Test Period (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that, (a) there shall be no more than two Specified Equity Contributions made in each 12-month period, (b) the amount of any Specified Equity Contribution shall be no more than (x) the amount required to cause the Parent Borrower to be in pro forma compliance with the ABL Financial Covenant specified above or (y) if applied to reduce outstandings under the ABL Revolving Facility as contemplated in subclause (A) above, the amount required in order for a Financial Covenant Trigger Date not to have occurred, (c) no more than five Specified Equity Contributions shall be made during the term of the Senior Secured Facility, (d) all Specified Equity Contributions shall be disregarded for purposes of calculating EBITDA in any financial ratio determination under the Senior Secured Facility Documentation other than for determining compliance with the ABL Financial Covenant (and will not be credited as an addition to the applicable restricted payments build-up provisions), (e) no Lender under the Senior Secured Facility shall be required to make any extension of credit during the 10 business day period referred to above prior to the receipt of any Specified Equity Contribution and (f) if a Specified Equity Contribution is included in the calculation of EBITDA as contemplated in subclause (B) above, there shall be no pro forma or other reduction in indebtedness (including by way of netting) with the proceeds of any Specified Equity Contribution for determining compliance with the ABL Financial Covenant for the periods in which such Specified Equity Contribution is included in EBITDA.

Events of Default:

Applicable to the Parent Borrower and its restricted subsidiaries and limited to the following: nonpayment of principal, interest or other amounts; violation of covenants ((i) in the case of certain covenants, subject to a thirty day grace period and (ii) with respect to the financial covenant, a breach shall only result in an event of default with respect to the FILO Facility when the Lenders under the ABL Revolving Facility have terminated the commitments under the ABL Revolving Facility and accelerated any ABL Loans then outstanding and only for so long as such termination and acceleration have not been rescinded); incorrectness of representations and warranties in any material respect (subject to a 30-day grace period in the case of misrepresentations that are capable of being cured); cross default (except in the case of any financial maintenance covenant) and cross acceleration to material financial indebtedness (provided that the cross acceleration provision shall not apply to (x) secured indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such indebtedness, if such sale or transfer is permitted under the Senior Secured Facility Documentation or (y) any termination event or similar event pursuant to the terms of any hedging agreement); bankruptcy and insolvency of any Borrower or significant subsidiaries of the Parent Borrower; material monetary judgments; ERISA events; actual or asserted invalidity of material guarantees or security documents; impairment of security interests in any significant portion of the Collateral; and change of control, subject to threshold, notice and grace period provisions (including a shorter grace period for failure to deliver an ABL Borrowing Base certificate or comply with the cash dominion provisions) consistent with “Documentation” above.

Voting:

Amendments and waivers of the Senior Secured Facility Documentation will require the approval of non-Defaulting Lenders holding more than 50% of the aggregate amount of Loans and Commitments held by non-Defaulting Lenders, except that (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Lender, (B) reductions of principal, interest or fees, (C) extensions or postponement of final maturity or any scheduled interest or amortization and (D) changes in the order of certain payments under the Senior Secured Facility Documentation, (ii) the consent of non-Defaulting Lenders holding more than 66 2/3% of the aggregate amount of Loans and Commitments held by non-Defaulting Lenders (the “Supermajority Lenders”) shall be required with respect to modifications to the ABL Borrowing Base in a manner that would increase advance rates or otherwise have the effect of increasing the availability thereunder (including changes in eligibility criteria), other than changes in reserves implemented by the Administrative Agent in its reasonable discretion, (iii) the consent of 100% of the Lenders will be required with respect to modifications to

(A) any of the voting percentages and (B) releases of all or substantially all the value of the Guarantees or releases of liens on all or substantially all of the Collateral, (iv) any proposed amendment or waiver that only affects one or more (but not all) class(es), tranche(s) or facility(ies) under the Senior Secured Facility will only require the consent of non-Defaulting Lenders holding more than 50% of the loans and commitments of such affected class(es), tranche(s) or facility(ies) and (v) customary protections for the Administrative Agent, the Swingline Lender and the Issuing Lenders will be provided.

The ABL Revolving Facility shall contain provisions permitting the Parent Borrower to replace or terminate the commitments of (i) non-consenting Lenders in connection with amendments and waivers requiring the consent of Supermajority Lenders, all Lenders or all Lenders directly and adversely affected thereby so long as Lenders holding more than 50% of the aggregate amount of the loans and commitments under the ABL Revolving Facility shall have consented thereto and (ii) Defaulting Lenders.

Notwithstanding anything to the contrary set forth herein, the Senior Secured Facility Documentation shall provide that the Parent Borrower may at any time and from time to time request that the final maturity of the ABL Commitments be extended (any such ABL Commitments which have been so extended, “Extended Commitments”) and upon such request of the Parent Borrower any individual Lender shall have the right to agree to extend the maturity date of its ABL Commitments without the consent of any other Lender; provided that all such requests shall be made pro rata to all Lenders and Lenders holding at least 50% of the Commitments have agreed to such extension. The terms of the Extended Commitments shall be substantially similar to the ABL Commitments except for interest rates, fees, final maturity date and certain other customary provisions to be agreed.

Cost and Yield Protection:	The Senior Secured Facility Documentation shall contain

customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital, liquidity requirements and other requirements of law (provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a LIBOR Loan on a day other than the last day of an interest period with respect thereto.

Assignments and Participations:

The Lenders will be permitted to assign ABL Loans and ABL Commitments with the consent of the Parent Borrower, the Swingline Lender and the Issuing Lenders (in each case for an assignment to a commercial bank having consolidated combined capital and surplus of at least $5.0 billion, not to be unreasonably withheld); provided that no consent of the Parent Borrower shall be required after the occurrence and during the continuance of a payment or bankruptcy event of default (with respect to the Parent Borrower) or for assignments to existing lenders. All assignments will require the consent of the Administrative Agent, not to be unreasonably withheld. Assignments to any Disqualified Lender (except to the extent the Parent Borrower has consented to such assignment in writing) and natural persons shall be prohibited. Each assignment will be in an amount of $5.0 million or an integral multiple thereof or as otherwise agreed upon by the Administrative Agent and the Parent Borrower or, if less, all of such Lender’s remaining ABL Loans and ABL Commitments. The Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (unless waived by the Administrative Agent). Participations will be permitted in a manner consistent with the standard set forth under “Documentation” above.

Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any person is a Disqualified Lender or have any liability with respect to or arising out of any assignment or participation of ABL Loans and ABL Commitments by the Lenders or disclosure of confidential information by the Lenders, in each case, to any Disqualified Lender, except to the extent determined by a court of competent jurisdiction in a final and non-appealable decision to have resulted from the gross negligence, bad faith or willful misconduct of the Administrative Agent (it being understood this exception shall not apply if the Parent Borrower shall have knowingly consented to an applicable assignment to such Disqualified Lender).

Successor Administrative Agent:

The Administrative Agent and the collateral agent may each resign or, if it or a controlling affiliate thereof becomes a Defaulting Lender, be removed by the Parent Borrower or the required lenders, in each case upon 10 days’ notice by the applicable parties and in each case subject to the appointment of a successor administrative agent. Such successor shall be approved by the Parent Borrower, which approval shall not be unreasonably withheld if such successor is a Commercial Bank, and otherwise may be withheld in the Parent Borrower’s sole discretion; provided that such approval shall not be required during the continuance of a payment or bankruptcy event of default. The Parent Borrower shall have no obligation to pay any fee to any successor that is greater than or in addition to the fees payable to the Administrative Agent or collateral agent on the Closing Date.

Expenses and Indemnification:

The Parent Borrower shall pay or cause to be paid, if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Lead Arrangers and the Administrative Agent (without duplication) in connection with the syndication of the Senior Secured

Facility and the preparation, execution, delivery, administration, amendment, waiver or modification and enforcement of the Senior Secured Facility Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein (and, for the avoidance of doubt, not of counsel to any Initial Lenders or Lead Arranger individually) or otherwise retained with the Parent Borrower’s consent (such consent not to be unreasonably withheld)).

Consistent with “Documentation” above, the Parent Borrower will indemnify the Administrative Agent, the Lead Arrangers and the Lenders and their respective affiliates and controlling persons and the respective officers, directors, employees, agents, members and successors of each of the foregoing and hold them harmless from and against all reasonable and documented out-of-pocket costs, expenses (including reasonable fees, disbursements and other charges of one firm of counsel for the Administrative Agent, the Lead Arrangers and the Lenders and, if necessary, one firm of local counsel in each appropriate jurisdiction and, in the event of an actual or perceived conflict of interest where the indemnified person affected by such conflict informs you of such conflict and thereafter, after the receipt of the Parent Borrower’s consent (which shall not be unreasonably withheld), one additional counsel in each appropriate jurisdiction for each affected group of indemnified persons) and liabilities of the Administrative Agent, the Lead Arrangers and the Lenders arising out of or relating to any claim or any litigation or other proceeding (regardless of whether the Administrative Agent, the Lead Arrangers or any Lender is a party thereto) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions connected therewith, regardless of whether any such indemnified person is a party thereto and whether or not such proceedings are brought by you, your equity holders, affiliates, creditors or any other person; provided that none of the Administrative Agent, the Lead Arrangers or any Lender or any of their respective affiliates and controlling persons and the respective officers, directors, employees, agents, members and successors of each of the foregoing will be indemnified for any cost, expense or liability to the extent determined by a court of competent jurisdiction in a final and non-appealable decision to have resulted from the gross negligence, bad faith or willful misconduct of such Administrative Agent, Lead Arranger or Lender or any of its affiliates or controlling persons or any of the officers, directors, employees, agents, members or successors of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), a material breach of the Senior Secured Facility Documentation by any such persons (as determined by a court of competent jurisdiction in a final and non-appealable decision) or disputes between and among indemnified persons that do not involve an act or omission by the Parent Borrower or any of its affiliates (other than disputes involving claims against the Lead Arrangers or the Administrative Agent in their respective capacities as such).

Governing Law and Forum:	New York (except security documentation that the Lead Arrangers reasonably determines should be governed by local law).

Counsel to the Administrative Agent:	Riemer & Braunstein LLP

Annex II to

EXHIBIT B

Interest Rates:	The per annum interest rates under the ABL Revolving Facility will be as follows:

Until the date that is six months after the Closing Date, at the option of the Parent Borrower, initially, (x) Adjusted LIBOR or ABR, in each case, plus the interest margin applicable thereto at Level II set forth below.  From and after the date that is six  months after the Closing Date, the foregoing interest margins will be subject to a three level pricing grid based on average daily Excess ABL Availability:

			Applicable Margin
	Level	Average Excess ABL Availability	ABR	Adjusted LIBOR
	I	< 33.33%	0.75%	1.75%
	II	33.34% and < 66.66%	0.50%	1.50%
	III	> 66.66%	0.25%	1.25%

	The Parent Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if available to all relevant Lenders, 12 months or a shorter period) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

ABR is the highest of (i) the rate of interest publicly announced by the Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.50% and (iii) Adjusted LIBOR applicable for an interest period of one month plus 1.00%.

	Adjusted LIBOR is the London interbank offered rate for dollars, for the relevant interest period, adjusted for

B-I-1

statutory reserve requirements; provided, that Adjusted LIBOR shall not be less than 0.00% per annum. Notwithstanding anything contained herein to the contrary, the Senior Secured Facility Documentation shall include LIBOR replacement provisions.

Letter of Credit Fees:

A per annum fee equal to the spread over Adjusted LIBOR under the ABL Revolving Facility will accrue for the account of non-Defaulting Lenders on the aggregate face amount of outstanding Letters of Credit, payable in arrears at the end of each quarter and upon the termination of the ABL Revolving Facility, in each case for the actual number of days elapsed over a 360-day year.  Such fees shall be distributed to the non-Defaulting Lenders participating in the ABL Revolving Facility pro rata in accordance with the amount of each such Lender’s ABL Commitment.  In addition, the Parent Borrower shall pay to the relevant Issuing Lender, for its own account, (a) a fronting fee equal to 0.125% of the aggregate face amount of outstanding Letters of Credit or such other amount as may be agreed by the Parent Borrower and such Issuing Lender, payable in arrears at the end of each quarter and upon the termination of the ABL Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:

0.375% per annum on the undrawn portion of ABL Commitments (with a step-down to 0.25% per annum on such portion based on ABL Availability being in excess of 50.0%), payable to non-Defaulting Lenders quarterly in arrears after the Closing Date and upon the termination of the ABL Commitments, calculated based on the number of days elapsed in a 360-day year.

B-I-2

EXHIBIT C

Project Page
FILO Facility
Summary of Principal Terms and Conditions(3)

Borrowers:	As set forth in Exhibit B to the Commitment Letter.

Transaction:	As set forth in Exhibit B to the Commitment Letter.

Agents:	Wells Fargo

Lead Arrangers:	Wells Fargo

FILO Facility:

A senior secured asset based “first-in, last out” credit facility in an aggregate principal amount of $125.0 million (the “FILO Facility”; the loans thereunder, the “FILO Loans”; the commitments thereunder, the “FILO Commitments”). The obligations in respect of the FILO Facility will be the joint and several obligation of each of the Borrowers.

The FILO Facility shall be available to the Borrowers and shall be available to be drawn in U.S. dollars.

Increased FILO Facilities:

The FILO Facility will permit the Borrowers to increase the amount of FILO Commitments under the FILO Facility (any such increase, an “Increased FILO Revolving Commitment”) up to an amount such that the aggregate amount of the Increased FILO Commitments does not exceed $25.0 million; provided that (i) no existing Lender will be required to participate in any such Increased FILO Commitments, (ii) no Specified Default exists, or would exist after, giving effect thereto, or, in the case of a Limited Condition Transaction (as defined in Exhibit B), no Specified Default exists as of the date a definitive agreement for such Limited Condition Transaction is entered into or irrevocable notice of redemption, satisfaction and discharge or repayment of indebtedness or preferred stock is given, (iii) such Increased FILO Commitments shall be made on terms (other than arranging, upfront or similar fees) and pursuant to documentation applicable to the FILO

(3)              All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the exhibits thereto.

Facility (provided the interest margins and commitment fees applicable to the FILO Facility may be increased if necessary to be identical to that for the Increased FILO Commitments). The Parent Borrower (at its option) may seek commitments in respect of the Increased FILO Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Lenders in connection therewith so long as such new Lenders are reasonably acceptable to the Administrative Agent.

Purpose:

The FILO Loans may be incurred on or after the Closing Date and the proceeds thereof may be used to finance Acquisition Costs or for working capital, capital expenditures, general corporate purposes and any other purpose not prohibited by the Senior Secured Facility Documentation.

Availability:

Up to $125.0 million of FILO Loans shall be made available on the Closing Date to fund Acquisition Costs, finance capital expenditures and for other general corporate purposes. Amounts repaid under the FILO Facility may not be reborrowed.

Borrowing Base:

The FILO Borrowing Base (the “FILO Borrowing Base”) at any time shall equal the sum of:

(a)         the face amount of eligible credit card receivables multiplied by the Appraisal Percentage (as defined below); plus

(b) the face amount of eligible accounts receivables (net of receivables reserves applicable thereto) multiplied by the Appraisal Percentage; plus

(c) the net orderly liquidation value of eligible inventory (including inventory in transit), multiplied by the Appraisal Percentage (as defined below) (including the net orderly liquidation value of eligible rental inventory, which shall be subject to a $25.0 million cap); plus

(d)         the appraised forced liquidation value of eligible intellectual property and tradename (which shall be subject to a cap to be agreed), multiplied by thirty percent (30.0%); minus

(e)          without duplication of any reserves applied in clauses (a) — (d) above, all other then-existing availability reserves.

“Appraisal Percentage” means 15.0%; provided, that, commencing with the first day of the second calendar quarter after the Closing Date, such percentage shall be reduced by 0.25%, and on the first day of each calendar quarter thereafter.

For the avoidance of doubt, prior to the Administrative Agent’s receipt of appraisals reasonably satisfactory to it with respect to eligible intellectual property and tradename, the advance rates applicable to clause (d) of the FILO Borrowing Base shall be 0%.

Amortization:	5.0% per annum, payable quarterly.

Interest Rates and Fees:	As set forth in Annex I to this FILO Facility Term Sheet.

Default Rate:

With respect to overdue principal, the applicable interest rate plus 2.00% per annum, with respect to overdue interest, the applicable interest rate for the principal of the related loan plus 2.00%, and with respect to any other overdue amount, the interest rate applicable to ABR loans (as defined in Annex I to this FILO Facility Term Sheet) plus 2.00% per annum.

Final Maturity:	The FILO Facility will mature on the date that is five years after the Closing Date.

Guarantees:	As set forth in Exhibit B to the Commitment Letter.

Unrestricted Subsidiaries:	As set forth in Exhibit B to the Commitment Letter.

Security:	Same as the ABL Revolving Facility, but with a first priority in the waterfall with respect to proceeds of Collateral other than ABL Priority Collateral.

Cash Dominion:	As set forth in Exhibit B to the Commitment Letter.

FILO Reserves:

If at any time the sum of the outstandings under the FILO Facility exceeds the FILO Borrowing Base, the Administrative Agent may establish a reserve against the ABL Borrowing Base in an amount equal to the amount by which outstandings under the FILO Facility exceeds the FILO Borrowing Base (such reserve the “FILO Reserve”).

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of the FILO Commitments and prepayments of borrowings under the FILO Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty (except as set forth below), subject to reimbursement of the Lenders’ redeployment costs actually incurred in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period; provided that if any ABL Loans are outstanding at such time, any such reduction or prepayment shall constitute a restricted payment under the Senior Secured Facility Documentation.

All voluntary prepayments and required assignments pursuant to the “yank-a-bank” provisions in the Senior Secured Facility Documentation will be subject to the following prepayment premiums: (i) 3% of the principal amount of the FILO Loans so prepaid, repaid or assigned during the period commencing on or after the Closing Date and ending on the first anniversary of the Closing Date; (ii) 2% of the principal amount of the FILO Loans so prepaid, repaid or assigned during the period commencing on or after the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date; (iii) 1% of the principal amount of the FILO Loans so prepaid, repaid or assigned during the period commencing on or after the second anniversary of the Closing Date and ending on the third anniversary of the Closing Date and (iv) none thereafter.

Documentation:	As set forth in Exhibit B to the Commitment Letter.

Representations and Warranties:	As set forth in Exhibit B to the Commitment Letter.

Conditions Precedent to Extensions of Credit:

The extension of credit under the FILO Facility on the Closing Date will be subject solely to (a) the applicable conditions set forth in the Conditionality Provision and in Exhibit D to the Commitment Letter and (b) the condition that the Specified Representations and, to the extent required by the Conditionality Provision, the Specified Acquisition Agreement Representations shall be true and correct in all material respects on and as of the Closing Date (although any Specified Representation or Specified Acquisition Agreement Representations which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be). To the extent that any representations and warranties made on, or as of, the Closing Date (or a date prior thereto) are qualified by or subject to “material adverse effect”, the definition thereof shall be “Company Material Adverse Effect” as defined in the Acquisition Agreement, for purposes of such representations and warranties.

Affirmative Covenants:	As set forth in Exhibit B to the Commitment Letter.

Negative Covenants:	As set forth in Exhibit B to the Commitment Letter.

Financial Covenant:	As set forth in Exhibit B to the Commitment Letter.

Events of Default:	As set forth in Exhibit B to the Commitment Letter.

Voting:	As set forth in Exhibit B to the Commitment Letter, and including customary class voting rights.

Cost and Yield Protection:	As set forth in Exhibit B to the Commitment Letter.

Assignments and	As set forth in Exhibit B to the Commitment Letter

Participations:

provided that (i) the requirement that the Borrower’s consent not be unreasonably withheld in connection with an assignment to a commercial bank having consolidated combined capital and surplus of at least $5.0 billion shall not apply and (ii) Parent Borrower’s consent rights shall continue to apply during a payment event of default (such consent not to be unreasonably withheld).

Successor Administrative Agent:	As set forth in Exhibit B to the Commitment Letter.

Expenses and Indemnification:	As set forth in Exhibit B to the Commitment Letter.

Governing Law and Forum:	New York (except security documentation that the Lead Arrangers reasonably determines should be governed by local law).

Counsel to the Administrative Agent:	As set forth in Exhibit B to the Commitment Letter.

Annex I to

EXHIBIT C

Interest Rates:	The per annum interest rates under the FILO Facility will be as follows:

At the option of the Borrower, Adjusted LIBOR plus 5.50% or ABR plus 6.50%.

The Parent Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if available to all relevant Lenders, 12 months or a shorter period) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

ABR is the highest of (i) the rate of interest publicly announced by the Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.50% and (iii) Adjusted LIBOR applicable for an interest period of one month plus 1.00%.

Adjusted LIBOR is the London interbank offered rate for dollars, for the relevant interest period, adjusted for statutory reserve requirements; provided, that Adjusted LIBOR shall not be less than 1.00% per annum.

C-I-1

Exhibit D

Project Page
Summary of Additional Conditions(4)

The initial borrowings under the Senior Secured Facility shall be subject to the satisfaction (or waiver by the Commitment Parties) of the following conditions:

1.                                      Since the date of the Acquisition Agreement, there shall not have occurred and be continuing any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in the Acquisition Agreement).

2.                                      The Acquisition shall have been consummated, or substantially concurrently with the initial borrowing under the Senior Secured Facility, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments, consents or waivers thereunder by you or any of your affiliates party thereto, that are materially adverse to the Lenders without the prior consent of the Joint Bookrunners (such consent not to be unreasonably withheld, delayed or conditioned). For purposes of the foregoing condition, it is hereby understood and agreed that (i) any change in the purchase price in connection with the Acquisition shall not be deemed to be materially adverse to the interests of the Lenders and the Joint Bookrunners; provided that any increase in purchase price shall be funded by equity contributions, (ii) any modification, amendment, express consent or express waiver to the definition of “Company Material Adverse Effect” in the Acquisition Agreement shall be deemed to be materially adverse to the Lenders and (iii) any modification, amendment, express consent or express waiver to the Acquisition Agreement in order to permit the Acquisition to be consummated via a non-hostile tender offer and subsequent merger, which merger shall occur substantially concurrently with the closing of the tender offer, shall be deemed not to be materially adverse to the Lenders. Subject to the Conditionality Provision, the Specified Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects.

3.                                      The Equity Contribution shall have been or, substantially concurrently with the funding of the Senior Secured Facility shall be made in at least the amount set forth in Exhibit A to the Commitment Letter. The

(4)              Capitalized terms used in this Exhibit D shall have the meanings set forth in the Commitment Letter to which this Exhibit D is attached (the “Commitment Letter”) and the other Exhibits attached to the Commitment Letter.  In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.

D-1

Refinancing shall have been or, substantially concurrently with the funding of the Senior Secured Facility, shall be consummated.

4.                                      The Joint Bookrunners shall have received (a) the audited consolidated balance sheet, statements of operations and cash flows for the fiscal years ended April 28, 2018 and April 29, 2017, and each subsequent fiscal year ended at least 120 days prior to the Closing Date, (b) the unaudited balance sheet, statements of operations and cash flows of the Company for each subsequent interim fiscal period ended at least 45 days prior to the Closing Date other than any fiscal fourth quarter and (c) projections for the five year period following the Closing Date, set forth on a monthly basis for the first year after the Closing Date.  The Joint Bookrunners hereby acknowledge receipt of (x) the financial statements in the foregoing clause (a) for the fiscal years ended April 28, 2018 and April 29, 2017 and in clause (b) for the fiscal quarters ended January 26, 2019, October 27, 2018 and July 28, 2018 and (y) the projections described in clause (c) above, based on a model dated May 14, 2019.

5.                                      Subject in all respects to the Conditionality Provision, all documents and instruments required to create and perfect the Administrative Agent’s first priority security interest in the Collateral shall have been executed by the Borrowers and the Guarantors, as applicable, and delivered to the Administrative Agent and, if applicable, be in proper form for filing to the extent required.

6.                                      The Initial Lenders shall have received at least five (5) business days prior to the Closing Date all documentation and other information about the Borrowers and the Guarantors as has been reasonably requested in writing at least ten (10) business days prior to the Closing Date by such Initial Lenders that is mutually agreed to be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act.

7.                                      All fees required to be paid on the Closing Date pursuant to the Term Sheets and Fee Letters and reasonable out-of-pocket and documented expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three (3) business days prior to the Closing Date (or such later date as the Parent Borrower may reasonably agree) shall, upon the initial borrowing under the Senior Secured Facility, have been paid (which amounts may be offset against the proceeds of the Senior Secured Facility).

D-2

Form of Solvency Certificate

Date:

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned [Title](5) of      , a             (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1.                                      This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section    of the Credit Agreement, dated as of             , among           (the “Credit Agreement”).  Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.                                      For purposes of this certificate, the terms below shall have the following definitions:

(a)                                 “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of Borrower and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)                                 “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Borrower and its subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(5)              Note to Draft: Certificate to be delivered by a principal financial officer or principal accounting officer.

1

(c)                                  “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Borrower and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d)                                 “Will be able to pay their Liabilities as they mature”

For the period from the date hereof through the Maturity Date, Borrower and its subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

(e)                                  “Do not have Unreasonably Small Capital”

Borrower and its subsidiaries on a consolidated basis taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Maturity Date.  I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Borrower and its subsidiaries on a consolidated basis as reflected in the projected financial statements and in light of the anticipated credit capacity.

3.                                      For purposes of this certificate, I, or officers of Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)                                 I have reviewed the financial statements (including the pro forma financial statements) referred to in Section    of the Credit Agreement.

(b)                                 I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)                                  As [Title](6) of Borrower, I am familiar with the financial condition of Borrower and its subsidiaries.

(6)              Note to Draft: Certificate to be delivered by a principal financial officer or principal accounting officer.

2

4.                                      Based on and subject to the foregoing, I hereby certify on behalf of Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of Borrower and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of Borrower and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities; (iii) Borrower and its subsidiaries on a consolidated basis taken as a whole do not have Unreasonably Small Capital; and (iv) Borrower and its subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

* * *

3

IN WITNESS WHEREOF, Borrower has caused this certificate to be executed on its behalf by [title of officer] as of the date first written above.

[•]

By:
Name:
Title: